Exhibit 10.1

Conformed to the First Amendment, dated as of August 6, 2026

LOan and Servicing Agreement

ACRES HOLDINGS, LLC,

ACRES CAPITAL, LLC, and

ACRES INSURANCE AGENCY, LLC,
as the Borrowers,

KIMBROUGH BADA, LLC,

APPLETON HOTEL HOLDINGS, LLC,

APPLETON HOTEL LEASING, LLC,

EXANTAS PHILI HOLDINGS, LLC,

209 WEST JACKSON HOLDINGS, LLC,

ACRES HOLDINGS SUB LLC, and

the other Loan Parties from time to time party hereto,

[**] and
the other Lenders from time to time party hereto,

[**],
as the Administrative Agent,

and

[**],
as the Facility Servicer,

Dated as of July 23, 2025

Table of Contents

(continued)

Page

-i-

Table of Contents

(continued)

Page

-ii-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE I	Commitments
SCHEDULE II	Conditions Precedent Documents
SCHEDULE III	Notice Information
SCHEDULE IV	Loan Party Accounts
SCHEDULE V	Subsidiaries
SCHEDULE VI	Mortgaged Property Diligence Deliverables
EXHIBITS
EXHIBIT A	Form of Reporting Package
EXHIBIT B	Form of Joinder
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	Form of Assignment and Assumption Agreement
EXHIBIT E	Form of Notice of Borrowing

-iii-

LOAN AND SERVICING AGREEMENT, dated as of July 23, 2025, by and among:

(1) ACRES Holdings, LLC, a Delaware limited liability company (“ACRES Holdings”), ACRES Capital, LLC, a New York limited liability company (“ACRES Capital”), and ACRES Insurance Agency, LLC, a Delaware limited liability company (“ACRES Insurance”; and together with ACRES Capital, collectively, the “New Borrowers” and each, a “New Borrower” and the New Borrowers, together with ACRES Holdings, collectively, the “Borrowers” and each, a “Borrower”);

(2) the other Loan Parties from time to time party hereto (as defined herein);

(3) [**], and each of the other lenders from time to time party hereto, as Lenders (as defined herein);

(4) [**], as the Administrative Agent (as defined herein); and

(5) [**], as the Facility Servicer (as defined herein).

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured loan facility (the “Facility”) in the amounts and in accordance with the terms set forth herein.

Accordingly, the parties agree as follows:

ARTICLE I
INTERPRETATION

Section 1.01 Certain Defined Terms. As used in this Agreement and the exhibits, schedules and other attachments hereto (each of which is hereby incorporated herein and made a part hereof), the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, modified, and supplemented from time to time, and the rules and regulations promulgated thereunder.

“209 West Jackson Subsidiary” means 209 West Jackson Holdings, LLC, a Delaware limited liability company.

“65 E. Wacker Bridge Borrower” means 65 E. Wacker SPE PNC Holdings LLC, a Delaware limited liability company, in which entity 65 E. Wacker Subsidiary holds an indirect ownership interest through multiple intermediaries.

“65 E. Wacker Bridge Financing Indebtedness” means that certain bridge loan in the aggregate original principal amount of $10,944,026.00 made to 65 E. Wacker Bridge Borrower and secured by, among other things, assignments of rights to certain capital contributions relating to historical tax credits and a master lease for the Eligible REO Asset known as 65 East Wacker between 65 E. Wacker Mortgagor and 65 E. Wacker Master Tenant LLC, an Illinois limited liability company (in which entity 65 E. Wacker Subsidiary holds an indirect ownership interest through multiple intermediaries), together with all Indebtedness relating thereto.

“65 E. Wacker Construction Financing Indebtedness” means that certain construction loan in the original principal amount of $62,400,000.00 made to 65 E. Wacker Mortgagor and secured by, among other things, a construction mortgage on the Eligible REO Asset known as 65 East Wacker, together with all Indebtedness relating thereto.

“65 E. Wacker Mortgagor” means 65 E. Wacker Holdings II, LLC, a Delaware limited liability company, in which entity 65 E. Wacker Subsidiary holds an indirect ownership interest through multiple intermediaries.

“65 E. Wacker Payment Direction Letter” means the Payment Direction Letter, dated as of the First Amendment Effective Date, executed by 65 E. Wacker Subsidiary in favor of the Administrative Agent.

“65 E. Wacker Subsidiary” means 65 E. Wacker JV Member, LLC, a Delaware limited liability company.

“Acceptable Rating Agency” means Kroll Bond Rating Agency, LLC, Moody’s Ratings, Morningstar DBRS or Fitch Ratings, so long as, in each case, any such credit rating agency continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.

“Account Bank” means each Person acting in the capacity as the “Bank” or “Securities Intermediary” or such other similar term or capacity pursuant to any agreement replacing or substituting any such Account Control Agreement in accordance with the terms hereof.

“Account Control Agreement” means (a) for each Secured Account that is a deposit account, a deposit account control agreement or similar agreement in form reasonably acceptable to the Administrative Agent in respect of any Secured Account and (b) for each Secured Account that is a securities account, a securities account control agreement in a form reasonably satisfactory to the Administrative Agent in respect of any Secured Account, in each case of (a) and (b) above, executed by each applicable Loan Party, the Administrative Agent and the applicable Account Bank.

“Accounts” means all deposit accounts and securities accounts maintained by, or for the benefit of, the Loan Parties from time to time.

“ACRES Capital” has the meaning assigned to that term in the preamble hereto.

“ACRES Development” means ACRES Development Management, LLC, a Delaware limited liability company.

“ACRES Holdings” has the meaning assigned to that term in the preamble hereto.

“ACRES Holdings Sub” means ACRES Holdings Sub LLC, a Delaware limited liability company.

“ACRES Parent” means Acres Commercial Realty Corp., a Maryland corporation.

“ACRES Share Holdings” means ACRES Share Holdings, LLC, a Delaware limited liability company.

“Administrative Agent” means [**], in its capacity as administrative agent for the Lenders, together with its successors and permitted assigns, including any successor appointed pursuant to Article VII.

“Advance” means each of the loans made by the Lenders to the Borrowers pursuant to Article II.

“Advance Date” means, with respect to any Advance, the day on which such Advance is made.

“Advances Outstanding” means, at any time, the aggregate outstanding principal amount of all Advances at such time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” when used with respect to a Person, means any other Person Controlling, Controlled by or under common Control with such Person.

“Agent Parties” has the meaning assigned to that term in Section 10.02(d)(ii).

“Aggregate Asset Value” means (without duplication), as of any date of determination, the sum of (a) Assets Under Management as of such date, (b) AMF Fair Market Value as of such date and (c) REO Value as of such date.

“Agreement” means this Loan and Servicing Agreement.

“Amended and Restated Agent Fee Letter” means the Amended and Restated Agent Fee Letter between the Administrative Agent and the Borrowers dated as of the First Amendment Effective Date.

“AMF” means ACRES Mortgage Fund, Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands with limited liability.

“AMF Fair Market Value” means, as of any date of determination, the product of (i) the total number of Equity Interests of AMF owned by any Borrower or any Loan Party as of such date and (ii) the price of management class shares applicable to AMF as set forth on the most recently delivered Reporting Package, as such AMF Fair Market Value may be adjusted from time to time in accordance with Section 2.12.

“AMF Management Agreement” means the Fifth Amended and Restated Investment Management Agreement, dated as of November 11, 2025, between AMF, AMF Levered LLC, AMF Levered II LLC, AMF Endeavour, LLC, AMF Levered III LLC, ACRES 2025 FL-3 LLC, and Acres Capital, LLC, as further amended from time to time with the consent of the Administrative Agent.

“AMF Management Contract Value” means, as of any date of determination, the product of Gross Revenue multiplied by ten.

“Annualized Gross Revenue” means, as of any reference date, Gross Revenue for the most recently ended fiscal quarter as of such date multiplied by four.

“Anti-Corruption Laws” means any and all Applicable Laws relating to anti-corruption and anti-bribery, including, but not limited to, the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, each as amended, and any rule, regulation, order, or directive promulgated, issued, or enforced pursuant to such Applicable Laws.

“Anti-Money Laundering Laws” means any and all Applicable Laws relating to anti-money laundering and financial recordkeeping and reporting requirements, including, but not limited to, the Bank Secrecy Act (as amended by the USA PATRIOT Act) and the Anti-Money Laundering Act of 2020, and any rule, regulation, order, or directive thereunder and any related or similar rules, regulations, orders, directives, or guidelines, issued, administered or enforced by any governmental agency.

“Anti-Terrorism Laws and Sanctions” means any and all Applicable Laws relating to terrorism and economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S.

Government (including, without limitation, the U.S. Department of State and OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority and any rule, regulation, order or directive promulgated, issued or enforced pursuant to such Applicable Laws.

“Appleton Holdings” means Appleton Hotel Holdings, LLC, a Delaware limited liability company.

“Appleton Leasing” means Appleton Hotel Leasing, LLC, a Delaware limited liability company.

“Appleton Mortgage” means that certain Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Appleton Mortgaged Property.

“Appleton Mortgaged Property” means 333 West College Avenue, Appleton, WI 54911.

“Applicable Law” means for any Person all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, orders, licenses of and interpretations by any Governmental Authority applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Firm” has the meaning assigned to that term in Section 2.12(a).

“Approved Firm Valuation” has the meaning assigned to that term in Section 2.12(a).

“Assets Under Management” means, as of any date, the total aggregate fair market value of (i) all assets and investments for which ACRES Capital charges AMF a fee for managing, advising or administrating and (ii) all assets and investments attributable to the SMA Management Agreements, in each case net of (a) any liabilities, fees, expenses, or withdrawals attributable to such assets and investments and (b) any assets or investments that are owned or controlled by ACRES Parent and its Subsidiaries for their own account.

“Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent (with the consent of any Person whose consent is required by Section 10.04), substantially in the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) reasonably approved by the Administrative Agent.

“Available Revenue” has the meaning assigned to that term in Section 2.08(a).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means:

(a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule; and

(b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” is deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under the Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets under the Bankruptcy Laws, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“[**] Fee Letter” means the fee letter between [**] and ACRES Holdings dated as of the Closing Date.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, in a form agreed to by the Administrative Agent or its designee.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrower Representative” means ACRES Holdings, in its capacity as the representative of the Borrowers, or any successor Borrower Representative appointed in accordance with this Agreement. The Borrower Representative shall act on behalf of each Borrower under this Agreement and each other Transaction Document to the extent set forth herein.

“Borrower AML and International Trade Default” means, with respect to any Borrower, any one of the following events: (a) any representation contained in Section 4.01(o) is or becomes false at any time or (b) any Borrower fails to comply with the covenant contained in Section 10.18(d) at any time.

“Business Day” means a day of the year other than (a) Saturday or a Sunday or (b) any other day on which commercial banks and/or insurance companies in New York, New York, Chicago, Illinois or the offices of the Account Bank, any Lender or Administrative Agent are authorized or required by Applicable Law, regulation or executive order to close.

“Cash Equivalents” means any investment denominated in Dollars that, at the time it is invested, is one or more of the following obligations or securities:

(a) cash;

(b) direct Registered obligations of, and Registered obligations the timely payment of principal of and interest on which is fully and expressly guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(c) demand and time deposits in any depositary institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by federal and/or State banking authorities so long as such demand or time deposits are covered by an extended Federal Deposit Insurance Corporation (the “FDIC”) insurance program where 100% of the deposits are insured by the FDIC, which is backed by the full faith and credit of the United States; and

(d) shares or other securities of registered money market funds which funds have, at all times, the highest credit ratings from one or more nationally recognized investment rating agencies;

provided, that (i) Cash Equivalents must be purchased at a price less than or equal to par, (ii) neither all nor substantially all of the remaining amounts payable thereunder consist of interest and not principal payments, (iii) such obligation or security is not subject to any withholding tax at any time through its maturity unless the applicable Loan Party is required to make gross up payments to cover the full amount of any withholding tax on an after-tax basis, (iv) such obligation or security is not a mortgage-backed security and is not secured by real property and (v) its repayment is not subject to substantial non-credit related risk as reasonably determined by the Administrative Agent.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” is deemed to have occurred if:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in

Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Equity Interests of ACRES Parent entitled to vote for members of the board of directors or equivalent governing body of the ACRES Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right),

(b) ACRES Parent fails to own, directly or indirectly, 100% of the Equity Interests of each of ACRES Holdings Sub, ACRES Holdings, ACRES Capital, ACRES Insurance, any REO Subsidiary, QRS, RCC, or TRS;

(c) ACRES Holdings fails to own at least 5.0% of the aggregate amount of Equity Interests of AMF issued and outstanding at any time,

(d) QRS fails to own, directly, 100% of the Equity Interests in 209 West Jackson Subsidiary or Kimbrough Subsidiary,

(e) RCC fails to own, directly (i) 26% of the Equity Interests in HGI City Center Subsidiary or (ii) 100% of the Equity Interests in Appleton Holdings,

(f) TRS fails to own, directly (i) 74% of the Equity Interests in HGI City Center Subsidiary or (ii) 100% of the Equity Interests in Appleton Leasing, or

(g) ACRES Holdings Sub fails to own directly, 100% of the Equity Interests in ACRES Holdings;

provided, however, that an REO Disposition pursuant to Section 5.02(o)(iii) shall not constitute a Change of Control with respect to the applicable REO Subsidiary under clauses (b) and (d) through (f) above, as applicable.

“Closing Date” means the date of this Agreement.

“Closing Date Advance” means the Advance made on the Closing Date pursuant to Section 2.01(a).

“Closing Date Commitment” has the meaning assigned to that term in the definition of “Commitments”.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means “Pledged Collateral” as defined in the Security Agreement.

“Commitments” means (a) with respect to each Lender, the commitment of such Lender to make an Advance on the Closing Date in the amount set forth opposite such Lender’s name under the column titled “Closing Date Commitments” on Schedule I (each, a “Closing Date Commitment”) and (b) with respect to each Lender, the commitment of such Lender to make an Advance on the First Amendment Effective Date in the amount set forth opposite such Lender’s name under the column titled “First Amendment Effective Date Commitments” on Schedule I (each, a “First Amendment Effective Date Commitment”).

“Communications” has the meaning assigned to that term in Section 10.02(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (a) in the case of any limited partnership, exempted limited partnership or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, articles of association, statutory statement or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, registrar or other department in the state or jurisdiction of its formation, (b) in the case of any limited liability company, the articles of formation, articles of association, limited liability company agreement and/or operating agreement for such Person and (c) in the case of a corporation or an exempted company, the certificate of incorporation and the memorandum and articles of association and/or the bylaws (or equivalent) for such Person.

“Contractual Obligation” means, as to any Loan Party, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt Rating” means the debt rating of the Facility as determined from time to time by any Acceptable Rating Agency; provided that if at any time there are two (2) or more Debt Ratings issued from Acceptable Rating Agencies, the Debt Rating shall be the lower of such Debt Ratings.

“Default Rate” means, as of any date of determination, a rate per annum equal to the interest rate that is or would be applicable to the Advances at such time plus 2.0%.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means (a) any dividend, distribution or payment, direct or indirect, to or for the benefit of any holder of any Equity Interests of a Person now or hereafter outstanding and (b) any Distributions in Kind.

“Distribution in Kind” means any non-cash dividend or distribution, direct or indirect, to or for the benefit of a holder of Equity Interests.

“Dividend Income” means dividends paid in cash to the Loan Parties from Subsidiaries based upon their ownership of Equity Interests of AMF.

“Dollar(s)” and the sign “$” means the lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender or any of its Affiliates, (b) any Person managed by a Lender or any of its Affiliates or (c) any financial or other institution reasonably acceptable to the Administrative Agent that at the time it becomes a Lender is a Qualified Purchaser, in each case, other than a Borrower or an Affiliate thereof.

“Eligible REO Asset” means any real property or interest therein that (a) was acquired by any Borrower or any of their respective Subsidiaries through foreclosure, deed-in-lieu of foreclosure, or other exercise of remedies in connection with a defaulted loan previously held by such Borrower or Subsidiary, (b) is owned in fee simple (or the equivalent thereof) by such Borrower or Subsidiary, and/or (c) has been approved by the Initial Lender in its sole discretion. As of the First Amendment Effective Date, the Eligible REO Assets are the properties known as: (i) 65 East Wacker, (ii) HGI City Center, (iii) Appleton Hilton, (iv) 209 West Jackson, and (v) Kimbrough Towers.

“End of Period Cash” means, as of any date of determination, the amount of Unrestricted cash and Cash Equivalents of the Borrowers and the Loan Parties as of such date of determination.

“Environmental Laws” means any and all foreign, federal, State and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equityholder” means each direct or indirect owner of the Equity Interests in any of the Borrowers.

“Equity Interests” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Loan Party, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code)

with a Loan Party, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Loan Party, any corporation described in clause (a) above or any trade or business described in clause (b) above or (d) a member of the same group of related business entities under Section 414(o) of the Code as a Loan Party, any corporation described in clause (a) above, any trade or business described in clause (b) above or any member of any affiliated service group described in clause (c) above.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by a Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules or the failure by a Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (c) the determination that any Pension Plan is in at-risk status or that any Multiemployer Plan is endangered or is in critical status within the meaning of Section 430, 431 or 432 of the Code or Section 303, 304 or 305 of ERISA, as applicable; (d) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (e) the provision to a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan or the occurrence of any event or condition which would reasonably be expected to constitute grounds under Section 4041 or 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Pension Plan or Multiemployer Plan or the institution by the PBGC of proceedings to terminate any Pension Plan or Multiemployer Plan; (f) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA or the cessation of operations by a Loan Party or any ERISA Affiliate that would be treated as a withdrawal from a Pension Plan under Section 4062(e) of ERISA; (g) the engagement by any Loan Party or any ERISA Affiliate in a transaction that could be subject to Section 4062(e) or Section 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (h) the partial or complete withdrawal (within the meaning of Section 4203 and 4205 of ERISA) by a Loan Party or any ERISA Affiliate from any Multiemployer Plan or the receipt by a Loan Party or any ERISA Affiliate of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (i) the imposition of a Lien on the property of a Loan Party pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA or otherwise; or (j) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“Erroneous Payment” has the meaning assigned to that term in Section 7.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to that term in Section 7.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned to that term in Section 7.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to that term in Section 7.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 7.11(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 6.01.

“Excepted Persons” has the meaning assigned to that term in Section 10.11(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and any branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower Representative under Section 2.11(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.10(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Facility” has the meaning assigned to that term in the preamble hereto.

“Facility Servicer” means [**], not in its individual capacity, in its capacity as servicer pursuant to the terms of this Agreement, together with its successors and permitted assigns, including any successor appointed pursuant to Article VIII.

“Facility Termination Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full in immediately available funds and all accrued and unpaid interest thereon, all Fees and all other Obligations (other than contingent indemnification obligations for which no claim has been asserted and other obligations that survive the termination of this Agreement, in each case, not then due and owing) have been paid in full in cash, the Commitments of the Lenders hereunder have been terminated and the Borrowers have no further right to request any additional Advances.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities and implementing such provisions of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Facility Servicer, on such day on such transactions as reasonably determined by the Administrative Agent (at the direction of the Majority Lenders) in good faith, subject to the consent of the Borrower Representative.

“Fee Letters” means the Amended and Restated Agent Fee Letter, the First Amendment Fee Letter, the [**] Fee Letter and each fee letter agreement entered into by and among the Borrower Representative (on behalf of the Borrowers) and any of the Administrative Agent, the Facility Servicer and any Lender in connection with the transactions contemplated by this Agreement.

“Fees” means the fees payable to the Administrative Agent, the Facility Servicer, any Lender or any other applicable agent or party pursuant to the terms of the Fee Letters or the other Transaction Documents.

“First Amendment” means the First Amendment and Joinder to Loan and Servicing Agreement, dated as of the First Amendment Effective Date, by and among ACRES Holdings, the other Borrowers party thereto, the Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and the Facility Servicer.

“First Amendment Effective Date” has the meaning assigned to that term in the First Amendment.

“First Amendment Effective Date Advance” means the Advance made on the First Amendment Effective Date pursuant to Section 2.01(b).

“First Amendment Effective Date Commitment” has the meaning assigned to that term in the definition of “Commitments”.

“First Amendment Fee Letter” means the fee letter between [**] and the Borrowers dated as of the First Amendment Effective Date.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination. Subject to Section 1.06, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 4.01(m).

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government and any court or arbitrator having jurisdiction over such Person (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Gross Revenue” means, for any reference period, the sum of:

(i) all management, incentive, and servicing fees paid in cash to any Loan Party during such period;

(ii) all management, incentive, and servicing fees paid in cash to ACRES Capital pursuant to the Vizcaya SMA Management Agreement;

(iii) all origination, application, and other fees paid in cash to any Loan Party during such period;

(iv) all contractual insurance revenue and contractual expense reimbursements paid in cash to any Loan Party during such period;

(v) all Dividend Income paid in cash during such period;

(vi) all REO Income during such period; and

(vii) all other cash flows received by the Loan Parties during such period, including any returns on investments, realizations, or other cash flows received during such period;

in each case, without duplication.

“Gross Revenue Account” means the Account established with the Account Bank in the name of the applicable Borrower into which Gross Revenue shall be deposited in accordance with the terms of this Agreement and subject to an Account Control Agreement under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC, as applicable) of the Administrative Agent for the benefit of the Secured Parties.

“Gross Revenue Trigger Event” means TTM Gross Revenue as of the last day of any fiscal quarter of the Borrowers ending on or after December 31, 2025 is less than $35 million; provided that, for purposes of calculating TTM Gross Revenue for purposes of the Gross Revenue Trigger Event, the aggregate revenue attributable to REO Income shall not exceed $12,500,000 in the aggregate.

“Guarantors” means (a) ACRES Holdings Sub, (b) each REO Subsidiary, and (c) each other Person that joins as a Guarantor pursuant to Section 5.01(m).

“Hazardous Materials” means all materials that are now or hereafter become subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.101, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, per- and polyfluoroalkyl substances, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“Hedging Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards) and any schedules, confirmations and documents and other confirming evidence between such parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

“Hedging Obligations” means any and all obligations whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (a) any and all Hedging Agreements, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any Hedging Agreement.

“HGI City Center Subsidiary” means Exantas Phili Holdings, LLC, a Delaware limited liability company.

“Indebtedness” means, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) all Hedging Obligations and (d) all obligations under guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (c) above.

“Indemnified Amounts” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Party” has the meaning assigned to that term in Section 9.01(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Information” has the meaning assigned to that term in Section 10.11(c).

“Initial Lender” means (a) so long as it holds a Commitment or any portion of an Advance, [**] and (b) otherwise, the Majority Lenders.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) TTM Gross Revenue as of such date to (b) Interest Expense of the Borrowers on or immediately prior to such date as of such date; provided that, for purposes of calculating TTM Gross Revenue for purposes of the Interest Coverage Ratio Trigger Event, the aggregate revenue attributable to REO Income shall not exceed $12,500,000 in the aggregate.

“Interest Coverage Ratio Trigger Event” means, as of the last day of each period set forth below, the Interest Coverage Ratio as of such date is less than the “Minimum Interest Coverage Ratio” set forth below:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
Fiscal quarter ending on or prior to first anniversary of closing date	2.0
Fiscal quarter ending after first anniversary of closing date through fiscal quarter ending on or prior to second anniversary of closing date	2.25
Fiscal quarter ending after second anniversary of closing date through fiscal quarter ending on or prior to fourth anniversary of closing date	2.5
Fiscal quarter ending after fourth anniversary of closing date through fiscal quarter ending on or prior to fifth anniversary of closing date	2.75
Fiscal quarter ending after fifth anniversary of closing date through fiscal quarter ending on or prior to maturity date	3.0

“Interest Expense” means, as of any date with respect to the Borrowers, total interest expense (including capitalized interest), premium payments, debt discount, fees, charges, and related expenses with respect to all outstanding Indebtedness of the Borrowers under this Agreement, in each case whether or not paid in cash for the most recently completed four fiscal quarters of the Borrowers; provided that Interest Expense shall not include any amortization of deferred financing costs or debt issuance costs.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

“IRS” means the Internal Revenue Service.

“Joinder” means an agreement substantially in the form of Exhibit B attached hereto.

“Key Person Event” means the occurrence of either

(i) any two of Andrew Fentress of ESD Capital LLC, Mark Fogel, as Chief Executive Officer and President, or Marty Reasoner of Annable Point LLC (x) ceases to devote substantially all of their professional time in the performance of their respective roles or consulting assignments, as applicable, at ACRES Capital consistent with their roles as of the date of this Agreement or (y) is no longer employed, or providing consulting to, as applicable, by ACRES Capital, or

(ii) any two of Kyle Brengel, as Chief Operating Officer, Jaclyn Jesberger, as General Counsel and Chief Compliance Officer and Richard Persaud as Chief Financial Officer, (x) ceases to devote substantially all of their professional time in the performance of their respective roles at ACRES Capital consistent with their roles as of the date of this Agreement or (y) is no longer employed by ACRES Capital.

“Kimbrough Mortgage” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Kimbrough Mortgaged Property.

“Kimbrough Mortgaged Property” means 1483 Union Avenue, Memphis, TN 38104.

“Kimbrough Subsidiary” means Kimbrough BADA, LLC, a Delaware limited liability company.

“Lender” means, collectively, the Initial Lender and any other Person to whom any Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 10.04 and any other party that becomes a lender pursuant to an Assignment and Assumption Agreement.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), or the filing of or financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Liquidity Agreement” has the meaning assigned to that term in Section 10.04(b).

“Loan Parties” means, collectively, the Borrowers and the Guarantors party hereto and hereafter joined.

“Loan Party Covered Entity” means each of (a) the Borrowers, the other Loan Parties, their Subsidiaries, and any guarantors or pledgors of collateral under this Agreement or any Transaction Document and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (i) ownership of, or power to vote, 30% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person or (ii) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“LTV” means, as of any date of determination, the ratio (expressed as a percentage) of (a) Advances Outstanding as of such date to (b) the Value as of such date.

“LTV Trigger Event” means LTV as of the last day of any period set forth below exceeds the “Maximum Quarterly LTV Percentage” as set forth below:

Fiscal Quarter Ending	Maximum LTV
Fiscal quarter ending after first anniversary of closing date through fiscal quarter ending on or prior to second anniversary of closing date	50%
Fiscal quarter ending after second anniversary of closing date through fiscal quarter ending on or prior to third anniversary of closing date	45%
Fiscal quarter ending after third anniversary of closing date through fiscal quarter ending on or prior to fourth anniversary of closing date	40%
Fiscal quarter ending after fourth anniversary of closing date through fiscal quarter ending on or prior to fifth anniversary of closing date	35%
Fiscal quarter ending after fifth anniversary of closing date through fiscal quarter ending on or prior to sixth anniversary of closing date	30%
Fiscal quarter ending after sixth anniversary of closing date through fiscal quarter ending on or prior to seventh anniversary of closing date	25%
Fiscal quarter ending after seventh anniversary of closing date through fiscal quarter ending on or prior to the Stated Maturity Date	20%

“Majority Lenders” means the Lenders representing an aggregate of more than 50% of the aggregate Advances Outstanding.

“Make-Whole Amount” means, as of any date of determination, an amount equal to the nominal rate of interest that would otherwise have been payable to the Lenders on the principal amount of such Advances prepaid during the period from the date of the applicable prepayment of Advances through the second anniversary of the Closing Date, to said date using a discount rate equal to the Treasury Rate plus 0.50% per annum.

“Management Agreements” means, collectively, the AMF Management Agreement, the SMA Management Agreements, and any future management agreements in respect of Subsidiaries required to become Guarantors pursuant to Section 5.01(m).

“Market Trigger Event” means, as of any date of determination, the occurrence of:

(i) an Event of Default;

(ii) a Ratings Event;

(iii) an Interest Coverage Ratio Trigger Event;

(iv) an LTV Trigger Event;

(v) a Share Value Trigger Event; or

(vi) a Gross Revenue Trigger Event.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, liabilities (actual or contingent), performance, properties or prospects of any Borrower, individually, and the Loan Parties, taken as a whole, (b) the validity or enforceability of this Agreement or any other Transaction Document, (c) the rights and remedies of the Administrative Agent, the Facility Servicer, any Lender or any other Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of any Loan Party to perform its obligations under this Agreement or any other Transaction Document or (e) the existence, perfection, priority or enforceability of the Administrative Agent’s or the other Secured Parties’ Lien on the Collateral.

“Material REO Modification” means a modification or alteration to, or the entering into of, any agreement, contract, easement, lease or other encumbrance with respect to, an Eligible REO Asset, the effect of which does, or would reasonably be likely to result in, a Material Adverse Effect on the value of such Eligible REO Asset.

“Maturity Date” means the earlier to occur of (a) the Stated Maturity Date and (b) the date the Advances are accelerated upon the occurrence of an Event of Default; provided that, if the Maturity Date falls on a date that is not a Business Day, then the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” has the meaning assigned to that term in Section 2.05(e).

“Mortgaged Property(ies)” means, individually, each of the Appleton Mortgaged Property, the Kimbrough Mortgaged Property and the Philadelphia Mortgaged Property and, collectively, each of the foregoing.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions or has during the preceding five (5) plan years made or been obligated to make contributions or with respect to which a Loan Party or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability.

“Multiemployer Plan” means a plan which has two (2) or more contributing sponsors (including a Loan Party or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NAIC” means the National Association of Insurance Commissioners.

“Net Cash Proceeds” means, with respect to any Disposition, the gross proceeds received by any Loan Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) all income taxes and other taxes assessed by a Governmental Authority as a result of such transaction, and (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event.

“New Borrower” has the meaning assigned to that term in the preamble hereto.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Majority Lenders.

“Non-Exempt Person” means any Person other than a Person who is (or, in the case of a Person that is a disregarded entity, whose owner is) either (a) a U.S. Person or (b) has provided to the Administrative Agent and the Facility Servicer for the relevant year such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and which pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code and any successor statute or (iii) any applicable rules or regulations in effect under clause (i) or (ii) above, permit the Administrative Agent and the Facility Servicer to make any payments free of any obligation or liability for withholding.

“Note” has the meaning assigned to such term in Section 2.03(a).

“Notice of Borrowing” means a notice of borrowing prepared by the Borrower Representative (on behalf of the Borrowers), in the form of Exhibit E.

“Notice of Exclusive Control” has the meaning specified in a “springing” Account Control Agreement.

“Oak Tree Facility” means the credit facility evidenced by the Credit Agreement, dated as of June 26, 2018, by and among ACRES Holdings (as successor to Acres Capital), Oaktree Opportunities Fund X Holdings (Delaware), L.P., Oaktree Opps XB HoldCo Ltd., Hamilton Lane Strategic Opportunities Fund IV (Series 2018) Holdings LP, and Utah Real Assets Portfolio, LP, as amended from time to time prior to the date hereof.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Loan Parties to the Lenders, the Administrative Agent, the Facility Servicer, or any other Secured Party arising under this Agreement or any other Transaction Document and shall include all liability for principal of and interest on the Advances, Fees, indemnifications and other amounts due or to become due by the Loan Parties to the Lenders, the Administrative Agent, the Facility Servicer, and any other Secured Party under this Agreement or any other Transaction Document, including any Fee Letter and reasonable and documented costs and expenses payable by the Borrowers to the Lenders, the Administrative Agent, the Facility Servicer, or any other Secured Party, including reasonable attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding), and including Erroneous Payment Subrogation Rights.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Expenses” means the costs and expenses relating to the administration of ACRES Parent and its Subsidiaries or related entities, including tax payments, rents, and base salaries of personnel employed or engaged by the Loan Parties.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Commitment, Advance or Transaction Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, filing and recording of this Agreement, or any other Transaction Documents, or otherwise in connection with this Agreement or any other Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.11(b)).

“Participant” has the meaning assigned to that term in Section 10.04(d).

“Participant Register” has the meaning assigned to that term in Section 2.03(c).

“Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Payment Notice” has the meaning assigned to that term in Section 7.11(b).

“Payment Recipient” has the meaning assigned to that term in Section 7.11(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) with respect to any Pension Plan or Multiemployer Plan and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate or with respect to which a Loan Party or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means (i) that certain Perfection Certificate dated as of the date hereof signed by ACRES Holdings and (ii) that certain Perfection Certificate dated as of the First Amendment Effective Date signed by the Borrowers.

“Permitted 65 E. Wacker Indebtedness” means, collectively, (i) the 65 E. Wacker Construction Financing Indebtedness and (ii) the 65 E. Wacker Bridge Financing Indebtedness.

“Permitted Indebtedness” means any of the following:

(a) the Obligations;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, casualty or liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice;

(d) Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(e) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(f) endorsement of instruments or other payment items for deposit in the ordinary course of business; and

(g) Permitted REO Debt.

“Permitted Investments” means any of the following:

(a) Cash Equivalents;

(b) Investments made by a Loan Party in another Loan Party;

(c) Investments consisting of notes payable, Equity Interests or other securities of account debtors received pursuant to (i) negotiated settlements with respect to such account debtors accounts or (ii) any plan of reorganization or similar arrangement upon the bankruptcy, insolvency or restructuring of such account debtors;

(d) bank deposits established in accordance with the terms hereof; and

(e) Investments (i) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in satisfaction of judgments, (including equity securities and debt obligations received in connection with the bankruptcy or reorganization of suppliers or other account debtors); (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business; (iii) constituting extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and (iv) consisting of workers compensation, utility, lease and similar deposits made in the ordinary course of business.

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not yet required to be repaid, or are overdue or are being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the applicable Person, (c) Liens granted pursuant to or by the Transaction Documents, (d) attachment or judgment Liens in respect of judgments or decrees that do not constitute an

Event of Default under Section 6.01(g), (e) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law or contract encumbering deposits or other funds maintained with a financial institution (including netting arrangements or the right of set off) and which are within the general parameters customary in the banking industry or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (f) Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto in the ordinary course of business, (g) Liens routinely imposed on all securities or deposit accounts by the Account Bank, to the extent permitted under the Account Control Agreement, (h) Liens in favor of the NIPA Noteholder on the Equity Interests issued by ACRES SPV LLC to ACRES Capital which secure the remaining obligations of certain Loan Parties pursuant to the Settlement Agreement and (i) with respect to any Eligible REO Asset, any Permitted REO Liens.

“Permitted REIT Distribution” means only so long as any Borrower is treated as disregarded as separate from a REIT (and only so long as no Unmatured Event of Default or Event of Default exists or would result therefrom), payments by such Borrower to such REIT, not to exceed the minimum amount that the Borrowers (on a consolidated basis) would be required to distribute to maintain status as a REIT and avoid the payment of any income or excise taxes imposed under Section 857 and 4981 of the Code (determined as if the Borrowers (on a consolidated basis) was a real estate investment trust under Sections 856 through 859 of the Code). Together with delivery of each Reporting Package, the Borrower Representative shall deliver to the Facility Servicer, the Administrative Agent and each Lender documentation supporting the calculation of the amount of any anticipated Permitted REIT Distributions.

“Permitted REO Debt” means (i) with respect to any REO Subsidiary that owns any Eligible REO Asset, unsecured trade payables incurred in the ordinary course of its business that: (a) are solely related to the ownership and operation of the property constituting Eligible REO Asset; (b) do not exceed 2% of the outstanding balance of the aggregate Advances Outstanding; (c) are not evidenced by a note; (d) must be paid within 60 days; and (e) are otherwise expressly permitted under the Transaction Documents and (ii) solely with respect to the Eligible REO Asset known as 65 E. Wacker, the Permitted 65 E. Wacker Indebtedness.

“Permitted REO Liens” means any of the following: (a) the lien and security interests created by this Agreement and the other Transaction Documents, (b) all liens, encumbrances and other matters disclosed in a title insurance policy for the Eligible REO Asset, (c) (x) liens, if any, for Taxes imposed by any Governmental Authority having jurisdiction over the Eligible REO Asset not yet delinquent or being contested in accordance with the terms hereof, (y) other charges imposed by any Governmental Authority not yet delinquent or being contested in accordance with the terms hereof, and (z) mechanics’, materialmen’s or similar Liens being contested in accordance with the terms hereof, (d) rights of existing and future tenants as tenants only pursuant to written leases entered into in conformity with the provisions of this Agreement, (e) any management agreement, franchise agreement, or Permitted REO Debt, (f) any governmental, public utility and private restrictions, covenants, reservations, easements, licenses or other similar non-monetary encumbrances, none of which interferes materially with the use, marketability or development of the Eligible REO Asset, (g) such other title and survey exceptions as Initial Lender has approved or may approve in writing in Initial Lender’s sole discretion, and (h) to the extent not otherwise described in (a) through (g) above, the liens, security interests and encumbrances created by the loan documents securing and/or evidencing the Permitted 65 E. Wacker Indebtedness.

“Person” means an individual, limited partnership, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Philadelphia Mortgage” means that certain Open-End Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing with respect to the Philadelphia Mortgaged Property.

“Philadelphia Mortgaged Property” means 1100 Arch Street and 1027 Filbert Street, Philadelphia, PA 19107.

“Plan Assets” means “plan assets” as determined under the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak, DebtX or a substantially similar electronic transmission system.

“Pro Rata Share” means, with respect to any Lender as of any date of determination, a ratio, expressed as a percentage equal to such Lender’s Commitment on such date divided by the aggregate Commitments of all Lenders as of such date; provided, however that if on such date of determination, the Commitments have terminated or have been reduced to zero, “Pro Rata Share” shall mean a ratio, expressed as a percentage equal to the unpaid principal amount of all outstanding Advances owing to such Lender on such date divided by the aggregate Advances Outstanding as of such date.

“Project Hectare Borrower” has the meaning assigned to that term in the First Amendment.

“QRS” means ACRES Realty Funding, Inc., a Delaware corporation.

“Qualified Purchaser” has the meaning assigned to that term in the 1940 Act.

“Ratings Event” means an event that shall have occurred if the Borrowers have failed to obtain or maintain an investment grade Debt Rating (BBB- or higher) on the Facility from an Acceptable Rating Agency at any time or a period of longer than three hundred sixty four (364) days have elapsed since the date of issuance of any Debt Rating; provided that the Borrower Representative shall provide written notice to the Administrative Agent upon the occurrence of the Rating Event and to the extent such Rating Event is subsequently cured.

“Rating Event Cure” means, as of any date of determination, any of the following has occurred: (a) the Borrowers have obtained a rating from an Acceptable Rating Agency, (b) the Rating Event no longer exists or (c) the Administrative Agent (at the direction of the Majority Lenders) waives the Rating Event. No later than three (3) Business Days prior to the date of a Rating Event Cure, the Borrower Representative shall provide written notice thereof to the Administrative Agent, unless a Rating Event Cure occurs as a result of a change in any Borrower’s rating, in which case the Borrower Representative shall promptly provide written notice thereof to the Administrative Agent.

“Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Facility, which (a) sets forth the Debt Rating for the Advances, (b) [reserved], (c) addresses the likelihood of payment of both principal and interest on the Facility (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Borrowers’ ability to make timely payment of interest and ultimate repayment of principal on the Facility or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Facility as may be required from time to time by the SVO or any other Governmental Authority having jurisdiction over any holder of any Advances and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Facility. For the avoidance of doubt, the form of the Rating Letter issued on the Closing Date shall be deemed to satisfy the foregoing requirements.

“Rating Rationale Report” means, with respect to any Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Rating Letter setting forth an analytical review of the Advances explaining the transaction structure, methodology relied upon, and analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Advances, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other Governmental Authority having jurisdiction over any holder of any Advances from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other Governmental Authority having jurisdiction over any holder of any Advances.

“RCC” means RCC Real Estate SPE 9 LLC, a Delaware limited liability company.

“Real Estate Security Document” means the Appleton Mortgage, the Philadelphia Mortgage and the Kimbrough Mortgage.

“Recipient” means (a) the Administrative Agent, (b) the Facility Servicer or (c) any Lender, as applicable.

“Register” has the meaning assigned to that term in Section 2.03(b).

“Registered” means, with respect to any debt obligation, a debt obligation that is in registered form for purposes of the Code.

“REIT” means a Person that has elected to be taxed as a “real estate investment trust” under Section 856 through 859 of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“REO Disposition” means any Disposition by ACRES Parent, RCC, QRS, TRS, any Borrower or any REO Subsidiary, directly or indirectly, of (A) all of the Equity Interests in any REO Subsidiary (other than 209 West Jackson Subsidiary, with respect to which a Disposition of less than all of the Equity Interests shall also constitute a REO Disposition) or (B) the entirety of any Eligible REO Asset.

“REO Income” means all income from Eligible REO Assets during the applicable period, including, without limitation, rental income, net operating income, insurance proceeds, and any other cash receipts derived from or attributable to such Eligible REO Assets.

“REO Operating Account” means each Account established for the benefit of an REO Subsidiary into which all REO Income is to be deposited, and out of which the applicable manager will pay the operating expenses of the Eligible REO Asset.

“REO Subsidiary Account” means each Account established with the Account Bank in the name of the applicable REO Subsidiary into which all Distributions (as defined in the REO Subsidiary Payment Direction Letter) shall be deposited in accordance with the terms of the REO Subsidiary Payment Direction Letter and subject to an Account Control Agreement under the “control” (within the meaning of Section 9-104 or 9-106 of the UCC, as applicable) of the Administrative Agent for the benefit of the Secured Parties.

“REO Subsidiaries” means Kimbrough Subsidiary, Appleton Leasing, Appleton Holdings, HGI City Center Subsidiary, and 209 West Jackson Subsidiary.

“REO Subsidiary Payment Direction Letter” means each Payment Direction Letter, executed by each REO Subsidiary in favor of the Administrative Agent pursuant to Section 5.01(r)(i).

“REO Value” means, as of any date of determination, the value most recently determined by the Borrowers for any Eligible REO Assets in accordance with the Valuation Policy; provided that with respect to any Eligible REO Asset to which there has been a Material REO Modification to which the Majority Lenders have not consented to, the REO Value with respect to the Eligible REO Asset shall be deemed to be zero or such other value as otherwise agreed to by the Majority Lenders in their sole discretion.

“Replacement Servicer” has the meaning assigned to that term in Section 8.04.

“Reportable Compliance Event” means any Loan Party Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the thirty (30) day notice period has been waived.

“Reporting Package” means that certain information reporting package (in Excel format), substantially in the form agreed to between the Administrative Agent and the Borrower Representative on the Closing Date and attached hereto as Exhibit A (or such other form approved by the Administrative Agent and the Facility Servicer in their sole and absolute discretion), delivered by the Borrower Representative to the Facility Servicer, the Administrative Agent and each Lender in accordance with this Agreement, which includes the calculations of Annualized Gross Revenue, TTM Gross Revenue, Assets Under Management, the Interest Coverage Ratio, LTV, Share Value (including the price of management class shares applicable to AMF, in each case as of such date), and REO Value.

“Resignation Effective Date” has the meaning assigned to that term in Section 7.06(a).

“Resolution Authority” means an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject; provided, that with respect to any Loan Party, such person is listed on an incumbency certificate that has been duly executed and delivered to the Administrative Agent from time to time. Notwithstanding anything contained herein to the contrary, only the Chief Financial Officer may execute and deliver a Reporting Package.

“Restricted Junior Payment” means (a) any dividend or other distribution (including, without limitation, any distribution with respect to the liability of a Borrower’s direct or indirect equity owners for Taxes), direct or indirect, on account of any class of membership interests of a Borrower now or hereafter outstanding, except a dividend or other distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of such Borrower, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of a Borrower now or hereafter outstanding or (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of a Borrower now or hereafter outstanding.

“Sanctioned Country” means a country or territory that is the subject or target of comprehensive Anti-Terrorism Laws and Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea regions of Ukraine).

“Sanctioned Person” means any Person (a) included on any Anti-Terrorism Laws or Sanctions-related list of designated or restricted Persons, (b) any Person located, organized, or resident in a Sanctioned Country, (c) any Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by, or acting or purporting to act on behalf of, any such Person or Persons described in clause (a) or (b); or (d) any individual person, group, regime, or entity otherwise the subject or target of Anti-Terrorism Laws and Sanctions.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Secured Accounts” means all Gross Revenue Accounts and all REO Subsidiary Accounts, and individually, a “Secured Account”.

“Secured Party” means each of the Administrative Agent, the Facility Servicer, each Lender, and each other Indemnified Party.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, among the Loan Parties and the Administrative Agent.

“Settlement Agreement” means the Settlement Agreement, dated as of June 30, 2021, by and among ACRES SPV LLC, ACRES Capital, ACRES Capital Corp., a Delaware corporation, ACRES Loan Origination, LLC, a Delaware limited liability company, USRE SPV II LLC, a Delaware limited liability company, as an “Issuer Noteholder” and in its capacity as “Noteholder Agent” thereunder (in such capacities, the “NIPA Noteholder”) relating to the obligations of certain of the Loan Parties under a Note Issuance and Purchase Agreement, dated as of November 20, 2017 (as amended prior to the date of the Settlement Agreement, the “NIPA”).

“Share Value” means the AMF Fair Market Value as of the last day of any fiscal quarter of the Borrowers.

“Share Value Trigger Event” means Share Value as of the last day of any fiscal quarter of the Borrowers is less than $90,000,000 as of such date.

“Similar Law” means federal, state or local laws, rules or regulations applicable to governmental plans (as defined in Section 3(32) of ERISA) and similar to Title I of ERISA or Section 4975 of the Code.

“SMA Management Agreements” means (a) that certain Sub-Advisory Agreement dated as of December 14, 2017 by and among Corbin ERISA Opportunity Fund, L.P., Corbin Capital Partners, L.P.

and ACRES Capital as amended by that certain First Amendment to Sub-Advisory Agreement dated as of May 30, 2018, as further amended by that certain Second Amendment to Sub-Advisory Agreement dated as of October 5, 2018, as further amended by that certain Third Amendment to Sub-Advisory Agreement dated as of April 29, 2019, as further amended by that certain Fourth Amendment to Sub-Advisory Agreement dated as of July 15, 2020, as further amended by that certain Fifth Amendment to Sub-Advisory Agreement dated as of April 16, 2021, (b) that certain Investment Management Agreement between W6 Credit Strategies Limited and ACRES Capital dated as of February 28, 2019, (c) the Vizcaya SMA Management Agreement, (d) that certain Commercial Real Estate Mortgage Loan Investment Management Agreement between Harel HaMagen 4 LLC and ACRES Capital dated as of April 1, 2020, (e) that certain Investment Management Agreement dated August 18, 2014 between Safety National Casualty Corporation and ACRES Capital LLC, as amended from time to time (f) Commercial Real Estate Mortgage Loan Investment Subadvisory Agreement between Delphi Capital Management, Inc. and ACRES Capital dated April 6, 2016, (g) Commercial Real Estate Mortgage Loan Investment Management Agreement between Houston Casualty Company and ACRES Capital dated April 6, 2016, (h) Commercial Real Estate Mortgage Loan Investment Management Agreement between Philadelphia Indemnity Insurance Company and ACRES Capital dated April 6, 2016, (i) Commercial Real Estate Mortgage Loan Investment Management Agreement between Reliance Standard Life Insurance Company and ACRES Capital dated April 6, 2016, (j) Commercial Real Estate Mortgage Loan Investment Management Agreement between Safety National Casualty Corporation and ACRES Capital dated April 6, 2016, and (k) Commercial Real Estate Mortgage Loan Investment Management Agreement between U.S. Specialty Insurance Company and ACRES Capital dated April 6, 2016, each of the foregoing clauses (a) through (k) as amended from time to time or further amended from time to time, as applicable, pursuant to Section 5.02(q).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“State” means one of the fifty (50) states of the United States or the District of Columbia.

“Stated Maturity Date” means the date which is eight (8) years after the Closing Date.

“Subsidiary” means, with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“SVO” means the Securities Valuation Office of the NAIC.

“Taxes” means any present or future taxes, levies, imposts, duties, charges, deductions, withholdings (including backup withholding), assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Tenant Lease” means any lease entered into by any Borrower, or any REO Subsidiary with respect to any portion of any Eligible REO Asset.

“Third-Party Reports” means, for the applicable Mortgaged Property, (a) an appraisal conducted by an independent appraiser of national reputation with experience appraising similar real estate owned real property, (b) a “Phase I” environmental assessment of such Mortgaged Property, (c) a property condition report for such Mortgaged Property and (d) a property zoning report for such Mortgaged Property.

“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a Title Policy covering property located in such jurisdiction which endorsement effectively ties coverage to other Title Policies covering properties located in other jurisdictions.

“Title Insurance Company” means (i) Fidelity National Title Insurance Company, (ii) Chicago Title Insurance Company, (iii) First American Title Insurance Company, (iv) Commonwealth Land Title Insurance Company, or (v) any other title company selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Title Policy” means, with respect to each Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such co-insurance or reinsurance as the Administrative Agent may reasonably require, any such co-insurance or reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Administrative Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property (provided, however (x) for the Appleton Mortgaged Property, the insured amount shall not exceed $20,300,000.00 and (y) for the Philadelphia Mortgaged Property, the insured amount shall not exceed $19,875,000.00) insuring the priority of the applicable Mortgage thereon and that the applicable REO Subsidiary holds marketable fee simple, or ground leasehold, title to such Mortgaged Property, subject only to the encumbrances acceptable to the Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Tenant Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain such endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the state in which the Mortgaged Property is located.

“Transaction Documents” means this Agreement, any Note, the Account Control Agreements, the Security Agreement, the Fee Letters, the Perfection Certificate, each Assignment and Assumption Agreement, each Real Estate Security Document, the 65 E. Wacker Payment Direction Letter, the REO Subsidiary Payment Direction Letter, and each agreement, instrument, certificate or other document related to any of the foregoing.

“Treasury Rate” means the rate determined after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third (3rd) Business Day preceding the date of the applicable prepayment of the Advances based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Majority Lenders shall in their reasonable discretion select the yield for the single treasury constant maturity on H.15 closest to the time period equal to the difference between the date of the prepayment and the Maturity Date. The applicable treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such treasury constant maturity from the applicable prepayment date.

“TRS” means ACRES Real Estate TRS 9 LLC, a Delaware limited liability company.

“TTM Gross Revenue” means, as of any date, the Gross Revenue for the most recently completed four fiscal quarters of the Borrowers on or immediately prior to such date; provided that, if Assets Under Management as of the most recently completed fiscal quarter is less than Assets Under Management for the prior two fiscal quarters, TTM Gross Revenue shall be Gross Revenue for the most recently ended fiscal quarter as of such date multiplied by four until Assets Under Management for such fiscal quarter exceeds Assets Under Management for either of the prior two fiscal quarters.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined in the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” or “U.S.” means the United States of America.

“Unmatured Event of Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Unrestricted” means, when referring to cash and Cash Equivalents of the Borrowers and the Loan Parties, that such cash and Cash Equivalents (a) do not appear or would not be required to appear as “restricted” on the financial statements of any Borrower or any Loan Party (unless related to the Transaction Documents or the Liens created thereunder), (b) are not subject to a Lien in favor of any Person other than Liens in favor of (i) the Administrative Agent under the Transaction Documents and (ii) any applicable depositary bank to the extent permitted hereunder, or (c) are not otherwise unavailable to any Borrower or any Loan Party.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.10(f)(ii)(b)(C).

“Value” means, as of any date of determination, the sum of the following (in each case without duplication):

(a) AMF Management Contract Value as of such date;

(b) End of Period Cash as of such date;

(c) AMF Fair Market Value as of such date; and

(d) REO Value, as of such date.

“Valuation Policy” means ACRES Parent’s “Fair Value Disclosure” as of the First Amendment Effective Date, as delivered pursuant to the First Amendment, and as may be amended by the Borrowers with the written consent of the Initial Lender.

“Vizcaya SMA Management Agreement” means that certain Master Participation Agreement by and between ACRES Loan Origination, LLC and Vizcaya Private Lending LLC dated March 26, 2019, as supplemented by that certain Management Fee Sharing Agreement by and between ACRES Loan Origination, LLC and Vizcaya Private Lending LLC dated as of November 17, 2020, as further supplemented or otherwise amended or modified.

“Withholding Agent” means the Borrower Representative (on behalf of the Borrowers), the Facility Servicer and the Administrative Agent.

“Write-Down and Conversion Powers” means:

(a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and

(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) the term “or” is not exclusive;

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) if payment or performance of any obligation of the Loan Parties hereunder is due on a date which is not a Business Day, the required date for payment or performance shall be the next Business Day; and

(j) unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.05 Advances to Constitute Loans. Notwithstanding any provision herein to the contrary, the parties hereto intend that the Advances made hereunder constitute a “loan” and not a “security” for purposes of Section 8‑102(15) of the UCC.

Section 1.06 Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party shall be given effect for purposes of measuring compliance with any provision hereof or any other Transaction Document, calculating the Assets Under Management, LTV, Gross Revenue or a Market Trigger Event or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower Representative, the Administrative Agent and the Majority Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value” and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.07 Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

ARTICLE II
THE FACILITY

Section 2.01 Advances. On the terms and conditions hereinafter set forth, (a) each Lender severally agrees to make an Advance to ACRES Holdings on the Closing Date in an aggregate principal amount equal to such Lender’s Closing Date Commitment and (b) each Lender severally agrees to make an Advance to the Borrowers (or to any one or more Borrowers as directed by the Borrower Representative) on the First Amendment Effective Date in an aggregate principal amount equal to such Lender’s First Amendment Effective Date Commitment.

Section 2.02 Procedure for Advances.

(a) The Borrower Representative (on behalf of the Borrowers) shall request an Advance by delivery in writing of (a) Notice of Borrowing, (b) an executed Reporting Package to the Administrative Agent, with a copy to the Lenders, no later than 11:00 a.m. three (3) Business Days prior to the proposed date of such Advance. The Notice of Borrowing shall be irrevocable.

(b) Promptly upon receipt of a Notice of Borrowing, the Administrative Agent shall notify the Lenders of the requested Advance. On the Advance Date, upon satisfaction of the applicable conditions set forth in Section 3.01, (x) each Lender shall make available to the Administrative Agent, no later than 1:00 p.m. in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance and (y) the Administrative Agent shall promptly deposit such amounts into the account so designated by the Borrower Representative on the Notice of Borrowing.

(c) The obligation of each Lender to remit its Pro Rata Share of any Advance is several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrowers shall not relieve any other Lender of its obligations hereunder.

(d) Amounts borrowed under Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.03 Evidence of Debt.

(a) If requested by a Lender, each Borrower shall deliver a duly executed wet ink signature promissory note (the “Note”) to such Lender.

(b) The Administrative Agent shall maintain, solely for this purpose as the non-fiduciary agent of the Borrowers, at its address referred to in Section 10.02 a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the Commitments of, and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent, each Lender and the other parties hereto shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Representative or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the loans or other obligations under the Transaction Documents (the “Participant Register”); provided that (a) no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in Registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (b) the Administrative Agent shall have no liability or obligation to make determinations with respect to the rights of Participants hereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 2.04 Repayment; Termination of Commitments; Voluntary Prepayments; Mandatory Prepayments.

(a) Repayment. The Borrowers shall, jointly and severally, repay to the Administrative Agent for the ratable account of the Lenders the aggregate principal amount of all Advances Outstanding under this Agreement on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with Sections 2.04 and 2.08 to the remaining scheduled installments of principal in the direct chronological order of their due dates (and not on a pro rata basis)):

Date	Amount
July 23, 2030	$46,250,000
July 23, 2031	$46,250,000
July 23, 2032	$46,250,000
Maturity Date	$46,250,000

provided, however, that the final principal repayment installment of such Advances shall be in an amount equal to the aggregate principal amount of all Advances Outstanding on such date.

(b) Prepayments. The Borrowers may not prepay the Advances prior to the second (2nd) anniversary of the Closing Date. On and after the second (2nd) anniversary of the Closing Date, the Borrowers may at any time, at their option, prepay the Advances in whole or in part in an amount equal to 101% of the principal amount of the Advances being prepaid, plus accrued and unpaid interest, upon fifteen (15) Business Days’ prior written notice of such prepayment to the Administrative Agent, specifying the date and amount of such prepayment. On or after the third (3rd) anniversary of the Closing Date, the Borrowers may at any time, at their option, prepay the Advances in whole or in part at par, plus accrued and unpaid interest, upon fifteen (15) Business Days’ prior written notice of such prepayment to the Administrative Agent, specifying the date and amount of such prepayment. Notwithstanding the foregoing, if the Borrowers repay the Advances in violation of the first (1st) sentence of this Section 2.04(b), the Borrowers shall pay the Make-Whole Amount to the Administrative Agent for the benefit of the Lenders.

(c) Mandatory Prepayments. Within one (1) Business Day after the consummation of any REO Disposition, the Borrowers shall prepay the Advances in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from such REO Disposition; provided that, so long as no Unmatured Event of Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 2.04(c) to the extent that (i) such Net Cash Proceeds are reinvested in assets used or useful in the business of the Borrowers and its Subsidiaries within one (1) month after the date of such REO Disposition and (ii) the Administrative Agent has consented to the investment in such asset or assets, which consent may be subject to receiving documents reasonably requested by the Administrative

Agent to ensure the Administrative Agent, on behalf of the Secured Parties, has a perfected security interest in such asset or assets; provided, further, that any portion of such Net Cash Proceeds not actually reinvested within such one (1) month period shall be prepaid in accordance with this Section 2.04(c) on or before the last day of such one (1) month period; provided, further, that no prepayment shall be required under this Section 2.04(c) to the extent that the Borrowers determine in good faith that such prepayment would result in material adverse tax consequences to the Borrowers, in which case the Borrowers shall so notify the Administrative Agent of such determination and, upon notice to the Administrative Agent, instead either (x) reinvest such Net Cash Proceeds in accordance with clauses (i) and (ii) above or (y) continue to hold such Net Cash Proceeds in, as applicable, (I) the Gross Revenue Account, (II) the REO Subsidiary Account or (III) any deposit account to the extent established and maintained by, or for the benefit of, TRS from time to time, subject to a deposit account control agreement or similar agreement in form reasonably acceptable to the Administrative Agent. For the avoidance of doubt, any mandatory prepayments made pursuant to this Section 2.04(c) are subject Section 2.04(b) above.

(d) Repayment and Prepayments Generally. Upon any repayment of any Advances pursuant to Section 2.04(a) or prepayment of any Advances pursuant to Sections 2.04(b) and (c), the Borrowers shall also pay in full any accrued and unpaid interest of the Secured Parties on the amount of such repayments. Each Lender shall apply amounts received from the Borrowers pursuant to this Section 2.04 to the pro rata payment of all accrued and unpaid interest with respect to such Advances of such Lender until paid in full and thereafter to prepay such Lender’s Advances Outstanding.

(e) Termination of Commitments. The Closing Date Commitments shall automatically and permanently terminate on the Closing Date upon the funding of the Advance on such date. The First Amendment Effective Date Commitments shall automatically and permanently terminate on the First Amendment Effective Date upon the funding of the Advance on such date.

Section 2.05 Interest and Fees.

(a) Subject to Section 2.05(c), the Advances shall bear interest at a rate per annum equal to 8.749%. Accrued interest on the Advances shall be payable in arrears on each Payment Date. If accrued and unpaid interest is not paid in full on a Payment Date, the Borrowers shall, jointly and severally, pay additional interest on such accrued and unpaid interest at the same rate per annum as the Borrowers pay on the Advances, such additional interest being payable on each Payment Date.

(b) The Borrowers shall, jointly and severally, pay the Fees set forth in the Fee Letters on the term and conditions provided therein.

(c) If any Event of Default has occurred and is continuing, all Advances Outstanding shall thereafter bear interest at the Default Rate.

(d) Except as otherwise set forth herein, all computations of interest and fees hereunder shall be made on the basis of a year of three hundred sixty (360) days.

(e) Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under Applicable Law (collectively, “charges”), exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Advance in accordance with Applicable Law, the rate of interest payable in respect of such Advance hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Advance but were not paid as a result of the operation of this Section 2.05(e) shall be cumulated and the interest and charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Advance or refunded to the Borrowers so that at no time shall the interest and charges paid or payable in respect of such Advance exceed the maximum amount collectible at the Maximum Rate.

Section 2.06 Payments and Computations, Etc.

(a) All amounts to be paid or applied on the Borrowers’ behalf hereunder and in accordance with this Agreement shall be paid or applied in accordance with the terms hereof so that funds are delivered to the Lenders no later than 2:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the account specified in writing by the Administrative Agent to the Account Bank, or such other account as is designated by the Administrative Agent. All payments received by the Lenders after 2:00 p.m. may, in the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Other than as otherwise set forth herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in the computation of interest and fees.

(c) To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent.

Section 2.07 Gross Revenue Account; REO Subsidiary Accounts; Secured Accounts.

(a) Gross Revenue Account.

(i) Each Borrower and each Loan Party (other than the REO Subsidiaries) shall cause all Gross Revenue to be remitted immediately and directly to a Gross Revenue Account. For the avoidance of doubt, each Borrower and each Loan Party shall be permitted to remit from any Gross Revenue Account amounts necessary to pay Operating Expenses.

(ii) If any Gross Revenue is not deposited directly into a Gross Revenue Account in violation of Section 2.07(a)(i) above, each Borrower and each Loan Party shall, and shall cause its respective Subsidiaries to, hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Gross Revenue until so deposited.

(iii) The Gross Revenue Accounts are the only accounts to which any counterparty has been instructed by any Borrower or any Loan Party (other than the REO Subsidiaries) to send Gross Revenues. The Borrowers and the Loan Parties have not granted to any Person other than the Administrative Agent, for the benefit of the Secured Parties, an interest or Lien in the Gross Revenue or the Gross Revenue Accounts.

(b) [Reserved].

(c) REO Subsidiary Accounts.

(i) Each REO Subsidiary shall cause all REO Income to be deposited directly into the applicable REO Operating Accounts. Each REO Subsidiary shall cause all Distributions (as defined in the REO Subsidiary Payment Direction Letter) to be remitted to the respective REO Subsidiary Account as provided in the REO Subsidiary Payment Direction Letter, in each case, subject to Section 5.01(r)(i).

(ii) If any Distributions (as defined in the REO Subsidiary Payment Direction Letter) are not deposited into the applicable REO Subsidiary Account in violation of Section 2.07(c)(i) above, each REO Subsidiary shall hold in trust for the benefit of the Administrative Agent, for the benefit of the Secured Parties, all such Distributions until so deposited.

(d) Secured Accounts. With respect to each Secured Account subject to a “springing” Account Control Agreement, the Administrative Agent shall be permitted to deliver a Notice of Exclusive Control only after the occurrence of a Market Trigger Event or Event of Default. After the delivery of any such Notice of Exclusive Control in the manner described in the preceding sentence and only for so long as such Market Trigger Event or Event of Default continues, the Administrative Agent may withdraw from each such Secured Account any cash, funds, and other property held in, credited to or on deposit in each such Secured Account; provided, however, that to the extent such Market Trigger Event or Event of Default has been waived, cured or is otherwise no longer continuing or in effect, the Administrative Agent shall (i) no longer exercise any rights available to it following a Notice of Exclusive Control under the applicable Account Control Agreement and (ii) promptly deliver to the applicable Account Bank a notice rescinding such Notice of Exclusive Control, if required under the applicable Account Control Agreement. No Loan Party shall open or acquire any deposit account or securities account other than the accounts listed on Schedule IV and as otherwise expressly set forth in Section 5.01(r)(i).

Section 2.08 Market Trigger Event Remittance Procedures.

(a) Application of Gross Revenue after a Market Trigger Event. On each Business Day on and after the occurrence and during the continuance of a Market Trigger Event, the Administrative Agent shall instruct the Account Bank to apply funds on deposit in a Gross Revenue Account (the “Available Revenue”) to the following Persons in the following amounts, in the following order and priority:

(i) first, to the Administrative Agent for the ratable distribution to the Administrative Agent, the Facility Servicer, and the Lenders (or, if directed by the Administrative Agent to pay any such ratable amount directly to the applicable Person, to such Person), in payment in full of all expenses and indemnities due and payable by the Borrowers hereunder or under any other Transaction Document (including any Fee Letters);

(ii) second, to the Administrative Agent for distribution to each Lender (or if directed by the Administrative Agent to pay any such ratable amount directly to the Lender, to such Lender), to pay such Lender’s Pro Rata Share of accrued fees and accrued and unpaid interest due and owing to such Lender under this Agreement (including any such accrued and unpaid interest or fees from a prior period);

(iii) third, to the Administrative Agent for distribution to each Lender (or if directed by the Administrative Agent to pay such ratable amount directly to the Lender, to such Lender), to repay such Lender’s Pro Rata Share of the Advances Outstanding until (i) all Advances Outstanding are indefeasibly paid in full or (ii) the applicable Market Trigger Event is cured (if applicable); and

(iv) fourth, to an account designated by the Borrower Representative, in order for the Borrowers to make Permitted REIT Distributions.

(b) Insufficiency of Funds. If the Available Revenue is insufficient to pay any amounts otherwise due and payable in accordance with Section 2.08(a), each Borrower nevertheless remains responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents, together with interest accrued as set forth in Section 2.05 from the date when due until paid hereunder.

(c) Instructions to the Account Bank. All instructions and directions given to the Account Bank by the Administrative Agent, or its designee (as applicable) pursuant to this Section 2.08 shall be in writing (including instructions and directions transmitted to the Account Bank by facsimile or email) or pursuant to an electronic transmission system established between the Administrative Agent and the Account Bank from time to time.

(d) No Presentment. Payment by the Administrative Agent to the Lenders in accordance with the terms hereof shall not require presentment of any Note.

Section 2.09 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Advances, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the basis for such demand, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 2.09(c) or (b) and the computations made by such Lender to determine such amount and delivered to the Borrower Representative, shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate on the next Payment Date that is not less than ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Loan Parties shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent and the Facility Servicer, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent or the Facility Servicer, as applicable, for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 2.03(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Facility Servicer in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Facility Servicer shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by a Borrower to a Governmental Authority pursuant to this Section, such Borrower or the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower Representative, the Facility Servicer and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(b)(A), (ii)(b)(B) and (ii)(b)(D) of this Section 2.10) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

a. any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of IRS Form

W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

b. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W‑8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

c. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative, the Facility Servicer and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative, the Facility Servicer or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower Representative, the Facility Servicer or the Administrative Agent to determine the withholding or deduction required to be made; and

d. if a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative, the Facility Servicer and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative, the Facility Servicer or the Administrative Agent as may be necessary for the Borrower Representative, the Facility Servicer and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative, the Facility Servicer and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Status of the Administrative Agent. If the Administrative Agent is a U.S. Person, it shall deliver to the Borrower Representative on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower Representative) two duly completed copies of IRS Form W-9. If the Administrative Agent is not a U.S. Person, it shall provide to the Borrower Representative on or prior to the Closing Date (and from time to time thereafter upon the reasonable request of the Borrower Representative) two executed copies of IRS Form W-8IMY certifying that it is a “U.S. branch” within the meaning of Treasury Regulation Section 1.1441-1(b)(2)(iv)(A) or a “qualifying intermediary” that assumes primary withholding responsibility under Chapter 3 and Chapter 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the account of others, with the effect that a Borrower will be entitled to make payments hereunder to the Administrative Agent without withholding or deducting on account of U.S. federal taxes.

(i) Each party’s obligations contained in this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or the Facility Servicer, any assignment of rights by or replacement of any Lender, the termination of Commitments, the repayment, satisfaction or discharge of all obligations under any Transaction Document or termination of this Agreement.

Section 2.11 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.09, or requires a Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10, then such Lender shall (at the request of the Borrower Representative) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 2.10, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.09, or if a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.10 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.11(a), or if any Lender is a Non-Consenting Lender, then the Borrower Representative may, at the Borrowers’ sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09 or Section 2.10) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(i) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts),

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.10, such assignment will result in a reduction in such compensation or payments thereafter,

(iii) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, and

(iv) such assignment does not conflict with Applicable Law.

Any Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment and delegation cease to apply.

Section 2.12 Share Value, REO Value and Value.

(a) The Administrative Agent shall have the right, acting reasonably and in good faith on a belief that the Share Value, Value, or any REO Value (including the value attributable to any individual Eligible REO Asset included in the calculation of REO Value), or any calculation included therein, provided by the Borrower Representative is materially inaccurate, to request an appraisal of the Share Value, Value, or any REO Value (or, at the Administrative Agent’s election, the value of any individual Eligible REO Asset included in the calculation of REO Value), or any calculation included therein, by a nationally recognized third party valuation agent selected by the Majority Lenders (such valuation agent, an “Approved Firm”). The Administrative Agent shall present the results of such valuation by an Approved Firm (an “Approved Firm Valuation”) to the Borrower Representative no later than ten (10) Business Days following the date that the Administrative Agent requested such Approved Firm Valuation.

(b) The Borrowers shall cooperate with any Approved Firm and shall promptly provide information relating to the Share Value, Value, or such REO Value as shall be reasonably requested by the Administrative Agent to enable the Approved Firm to timely determine and report the valuation.

(c) In the event that such Approved Firm Valuation provides a Share Value, Value, or REO Value (or value of such individual Eligible REO Asset, as applicable) that is more than 10% lower than the most recent Share Value, REO Value or Value provided by the Borrower Representative, (x) the Share Value, REO Value or Value shall be recalculated within five (5) Business Days using such revised Share Value, REO Value or Value, as applicable, determined by the Approved Firm, and (y) such revised calculation of the Share Value, REO Value and Value, as applicable, shall apply for all applicable purposes in the Transaction Documents as of the date of such recalculation (and for the avoidance of doubt, shall not apply retroactively). For the avoidance of doubt, in the event the Approved Firm Valuation relates solely to the value of an individual Eligible REO Asset, the revised REO Value shall reflect only the adjustment to the value of such individual Eligible REO Asset, and the values of all other Eligible REO Assets included in the calculation of REO Value shall remain unchanged.

(d) All fees and expenses incurred in connection with any such Approved Firm Valuation shall be payable by the Borrowers; provided that, so long as no Unmatured Event of Default or Event of Default exists, the Administrative Agent may only exercise such third party appraisal right once per every twelve (12) month period, measured separately with respect to each of Share Value, REO Value or Value.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective upon, and no Lender is obligated to make the Closing Date Advance, nor is any Lender or the Administrative Agent obligated to take, fulfill or perform any other action hereunder until, the satisfaction of the following conditions precedent:

(a) all documents listed on Schedule II shall have been duly executed by, and delivered to, the parties hereto and thereto;

(b) all fees and expenses (including reasonable and documented out-of-pocket legal fees and any fees required under the Fee Letters) that are required to be paid hereunder or by the Fee Letters have been paid in full;

(c) the representations contained in Section 4.01 are true and correct;

(d) no Market Trigger Event, Unmatured Event of Default, or Event of Default shall have occurred and be continuing after giving effect to this Agreement or would result from the Advance or the application of proceeds therefrom;

(e) ACRES Holdings has received all material governmental, shareholder and third-party consents and approvals necessary or reasonably required in connection with the transactions contemplated by this Agreement and the other Transaction Documents and all applicable waiting periods have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on ACRES Holdings or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation is applicable which could reasonably be expected to have such effect;

(f) no action, proceeding or investigation shall have been instituted or threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Initial Lenders’ sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby;

(g) ACRES Holdings shall have obtained an investment grade rating (BBB- or higher) on the Facility from an Acceptable Rating Agency, and the Lenders shall have a received a copy of any Rating Letter issued in connection therewith;

(h) the Administrative Agent shall have received (i) all documentation and other information requested by the Administrative Agent acting at the direction of the Majority Lenders or required by regulatory authorities with respect to ACRES Holdings under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act including, without limitation, a duly executed IRS Form W-9 (or such other applicable IRS tax form) of ACRES Holdings, all in form and substance reasonably satisfactory to the Administrative Agent and (ii) a Beneficial Ownership Certification in relation to ACRES Holdings and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(i) the Secured Accounts shall have been established and are subject to an Account Control Agreement;

(j) ACRES Holdings shall have received gross cash proceeds from the issuance by ACRES Holdings of preferred equity in an amount at least equal to $33,000,000; and

(k) ACRES Holdings shall have established, or facilitated the establishment of, an electronic transmission system with the Account Bank acceptable to the Administrative Agent for the purpose of the Administrative Agent monitoring and performing activities in the Secured Accounts.

ARTICLE IV
REPRESENTATIONS

Section 4.01 Representations of the Loan Parties. Each Loan Party hereby represents to the Secured Parties as follows:

(a) Organization, Good Standing and Due Qualification. Each Loan Party is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite limited liability company or corporate power and authority necessary to own the Collateral and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the other Transaction Documents to which it is a party. Each Loan Party is duly qualified and in good standing to do business as a limited liability company or corporation, respectively, and has obtained all licenses and approvals under the laws of the state of incorporation, and in all other jurisdictions necessary to own its assets and to transact the business in which it is engaged, and is duly qualified, and in good standing in each other jurisdiction where the transaction of such business or its ownership of the Collateral and the conduct of its business requires such qualification except as would not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. Each Loan Party (i) has the power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (B) perform and carry out the terms of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated thereby and (ii) has taken all necessary action to (A) authorize the execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party, (B) grant to the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral on the terms and conditions of this Agreement and the other Transaction Documents, subject only to Permitted Liens and (C) authorize the Administrative Agent and Facility Servicer to perform the actions contemplated herein. This Agreement and each other Transaction Document to which each Loan Party is a party have been duly executed and delivered to such Loan Party.

(c) Binding Obligation. This Agreement and each of the other Transaction Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity.

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by each Loan Party of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or grant of a security interest in the Collateral, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and all other agreements and instruments executed and delivered or to be executed and delivered in connection with this Agreement do not and will not (a) contravene the terms of its organizational documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which any Borrower is a party or affecting any Borrower or the properties of any Borrower or any Subsidiary (including, without limitation, the Settlement Agreement) or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or any Subsidiary or its property is subject or (c) violate any Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of any Loan Party, threatened against any Loan Party or Subsidiary or any of their properties, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document or (iii) that, either individually or in the aggregate, would reasonably be expected to result in damages (not covered by insurance) in excess of $1,000,000.

(g) No Liens. None of the assets or properties owned by the Loan Parties is subject to any Liens except for Permitted Liens.

(h) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects any Loan Party’s performance of its obligations under this Agreement or any Transaction Document to which such Loan Party is a party.

(i) Taxes. All income and other material tax returns (including all such foreign, federal, state, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of, or with respect to, the Loan Parties or their income or assets (including the Collateral) have been timely filed and none of the Loan Parties is liable for the material Taxes of any other Person. Each of the Loan Parties have paid or made adequate provisions for the payment of all income and other material Taxes, assessments and other governmental charges made against it or any of its property (including the Collateral) except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves in accordance with GAAP on its books. No Tax lien (other than a Permitted Lien) or similar adverse claim has been filed, and no claim is being asserted, with respect to any such material Tax, assessment or other governmental charge.

(j) Location. Except as permitted pursuant to Section 5.02(j), each Loan Party’s location (within the meaning of Article 9 of the UCC) is set forth in the Perfection Certificate. Except as permitted pursuant to Section 5.02(j), the principal place of business and chief executive office of each Loan Party (and the location of each Loan Party’s records regarding the Collateral) is located at the address set forth under its name in Section 10.02.

(k) Tradenames. Except as permitted pursuant to Section 5.02(j), each Loan Party’s legal name is as set forth in this Agreement. Except as permitted pursuant to Section 5.02(j), no Loan Party has changed its name since its formation; does not have tradenames, fictitious names, assumed names or “doing business as” names. Each Loan Party’s only jurisdiction of formation is set forth in the Perfection Certificate, and, except as permitted pursuant to Section 5.02(j), no Loan Party has changed its jurisdiction of formation.

(l) Subsidiaries. Set forth on Schedule V hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing, as of the First Amendment Effective Date, the jurisdiction of its incorporation or organization (as applicable), the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the First Amendment Effective Date and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at such date. All of the outstanding Equity Interests of any Borrower in each Loan Party have been validly issued, are fully paid and non-assessable and are owned by such Borrower free and clear of all Liens, except those created under the Security Agreement.

(m) Reports Accurate. All Reporting Packages and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by any Loan Party to the Administrative Agent, the Facility Servicer, or any Lender in connection with this Agreement and the other Transaction Documents are accurate, true and correct in all material respects, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein in light of the circumstances under which they were made not materially misleading.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of proceeds from the sale of any item in the Collateral) will violate or result in a violation of Section 7 of the Exchange Act or Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Loan Parties do not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(o) Event of Default or Unmatured Event of Default. No event has occurred which constitutes an Event of Default or Unmatured Event of Default.

(p) ERISA. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred and none of the Loan Parties or any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event; and (ii) none of the Loan Parties or any ERISA Affiliate has sponsored, established or maintained, has an obligation to contribute to, has incurred or taken any action that has resulted or would reasonably be expected to result in the imposition of liability on a Loan Party or any ERISA Affiliate with respect to any Pension Plan or Multiemployer Plan. No Loan Party holds (x) Plan Assets or (y) “plan assets” subject to Similar Law. Assuming that no portion of the Facility is funded with Plan Assets or “plan assets” subject to Similar Law, none of the transactions contemplated under this Agreement or the other Transaction Documents, including exercise of rights with respect to the Collateral, constitutes or will result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

(q) Broker-Dealer. No Loan Party is a broker-dealer or subject to the Securities Investor Protection Act of 1970.

(r) Investment Company Act. No Loan Party is required to register as an “investment company” under the provisions of the 1940 Act.

(s) Compliance with Applicable Law. Each Loan Party has complied with all Applicable Law to which it may be subject, and no item of the Collateral contravenes any Applicable Law (including all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(t) Environmental. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, no Borrower nor any Subsidiary (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of any Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of any Borrower or any Subsidiary.

(u) Anti-Terrorism Laws and Sanctions /International Trade Law Compliance / Anti-Money Laundering Laws. As of the date of this Agreement and each Payment Date and at all times until this Agreement has been terminated and all amounts hereunder have been indefeasibly paid in full in cash: (i) no Loan Party Covered Entity, nor (solely, with respect to AMF, to any Loan Party’s knowledge) any of their directors, officers, employees or agents acting in connection with this Agreement, is a Sanctioned Person, (ii) no Loan Party Covered Entity, nor any of their directors, officers, or to any Loan Party’s knowledge (after reasonable enquiry), their employees or agents acting in connection with this Agreement, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions, (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Laws and Sanctions or (C) engages in, or has in the past five (5) years engaged in, any dealings or transactions prohibited by any Anti-Terrorism Laws and Sanctions or Anti-Corruption Laws, (iii) the proceeds of this Agreement will not be used, directly or indirectly, by any Loan Party, or to such Loan Party’s knowledge by any other Person, to fund any operations in, finance any investments or activities in, with, or involving, or make any payments to a Sanctioned Country or Sanctioned Person, (iv) each Loan Party Covered Entity is in compliance with Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, or Anti-Money Laundering Laws. Each Loan Party Covered Entity covenants and agrees that it shall promptly notify the Administrative Agent in writing upon the occurrence of a Reportable Compliance Event with respect to the Loan Party Covered Entity, as applicable, except to the extent such notice is prohibited by Applicable Law.

(v) Non-Exempt. No Loan Party is a Non-Exempt Person.

(w) Beneficial Ownership Certification. As of (a) the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 3.01 is true and correct in all material respects and (b) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.01(m) is true and correct in all material respects.

(x) REIT Status. ACRES Parent shall at all times be organized and operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856 through 860 of the Code, and shall take all actions necessary to maintain such qualification and to avoid the imposition of any tax under Sections 857(b) and 4981 of the Code.

(y) Title to Eligible REO Assets; Liens. Appleton Holdings is the owner of a valid ground leasehold interest in the Appleton Mortgaged Property. HGI City Center Subsidiary is the owner of a valid ground leasehold interest in the Philadelphia Mortgaged Property. Kimbrough Subsidiary is the owner of a valid fee simple interest in the Kimbrough Mortgaged Property. Each other REO Subsidiary is the owner of a valid fee or ground leasehold interest in the Eligible REO Assets owned by such REO Subsidiary. None of the Eligible REO Assets is subject to any Liens except for Permitted Liens.

ARTICLE V
GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Preservation of Company Existence. Subject to Section 5.02(d), each Loan Party will, and each Borrower will cause each REO Subsidiary to, (i) preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and (ii) promptly obtain and thereafter maintain qualifications to do business as a foreign company in any other jurisdiction in which it does business and in which it is required to so qualify under Applicable Law, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b) Notices.

(i) Notice of Event of Default. Each Loan Party shall notify the Administrative Agent with prompt (and in any event within two (2) Business Days) written notice of the occurrence of each Unmatured Event of Default or Event of Default of which such Loan Party has knowledge or has received notice and no later than two (2) Business Days following such written notice, such Loan Party will provide to the Administrative Agent a written statement of a Responsible Officer of such Loan Party setting forth the details of such event and the action that such Loan Party proposes to take with respect thereto.

(ii) Notice of Market Trigger Event. The Borrower Representative shall promptly notify the Administrative Agent (and in any event within two (2) Business Days of the Borrower Representative obtaining knowledge thereof) of any Market Trigger Event.

(iii) Notice of Change in Debt Rating. The Borrower Representative shall promptly notify the Administrative Agent (and in any event within five (5) Business Days of the Borrower Representative obtaining knowledge thereof) of any change in the Debt Rating.

(iv) Notice of Material Adverse Effect. Each Loan Party shall promptly notify the Administrative Agent of any event or other circumstance known to any Borrower or any Guarantor, as applicable, that could reasonably be expected to result in a Material Adverse Effect.

(v) Notice of Litigation. Each Loan Party shall promptly notify the Administrative Agent of the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to result in liability of such Loan Party in an aggregate amount exceeding $5,000,000 or in liability of the Guarantors in an aggregate amount exceeding $5,000,000.

(vi) Notice of ERISA; Notice of Plan Assets. Each Loan Party shall promptly notify the Administrative Agent (i) after obtaining knowledge of the occurrence of any ERISA Event, except for ERISA Events that would not reasonably be expected to result in a Material Adverse Effect, and shall furnish a statement of a Responsible Officer of a Loan Party setting forth the details as to such event and the action, if any, the Loan Parties or, if applicable, an ERISA Affiliate proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the United States Department of Labor or the PBGC with respect thereto and (ii) after any determination that it or any other Loan Party holds, or is reasonably likely to hold, Plan Assets.

(vii) Notice of Accounting Changes. Each Loan Party shall promptly (and in any event within five (5) Business Days after the effective date thereof), provide to the Administrative Agent notice of any material change in the accounting policies of such Loan Party.

(c) Additional Information; Additional Documents. Each Loan Party shall provide the Administrative Agent with any financial or other information reasonably requested by the Administrative Agent evidencing the truthfulness of the representations set forth in this Agreement.

(d) Compliance with Applicable Law. Each Loan Party shall at all times comply in all material respects with all Applicable Law (including Environmental Laws, and all federal securities laws).

(e) Proper Records. Each Loan Party shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earning for each fiscal year all such proper reserves in accordance with GAAP. The Borrowers shall provide the Administrative Agent with online “read-only” access to the Accounts and procure that such access shall remain in effect until repayment in full of the Obligations and termination of this Agreement.

(f) Satisfaction of Obligations. Each Loan Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Loan Party.

(g) Payment of Obligations. Each Loan Party shall, and each Borrower will cause each REO Subsidiary to, (i) timely file all income and other material tax returns (including all such foreign, federal, state, local and other tax returns whether filed on a standalone or group basis) required to be filed by, on behalf of, or with respect to, any Borrower or ACRES Parent, its income or assets (including the Collateral) and (ii) pay and discharge all material Taxes, levies, liens and other charges on it or its assets and on the Collateral and the Mortgaged Properties, except for any such tax returns or Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(h) Access to Records. Each Loan Party shall, and each Borrower will cause each REO Subsidiary to, from time to time and, prior to the occurrence and continuance of an Unmatured Event of Default or Event of Default, upon reasonable advance notice, permit the Administrative Agent or any Person designated by the Administrative Agent and at the sole cost and expense of the Loan Parties to, during normal hours, visit and inspect at reasonable intervals its and any Person to which it delegates any of its duties under the Transaction Documents books, records and accounts relating to its business, financial condition, operations, assets and its performance under the Transaction Documents, and to make copies thereof or abstracts therefrom, and to discuss the foregoing with its and such Person’s officers, partners, employees and accountants, all as often as the Administrative Agent may reasonably request.

(i) Anti-Money Laundering and International Trade Laws. Each Loan Party and their respective Subsidiaries shall maintain in effect policies and procedures designed to promote compliance by such Loan Party and their respective directors, managers, officers, and employees, and their agents acting in connection with this Agreement, with applicable Anti-Money Laundering Laws, Anti-Terrorism Laws and Sanctions, and Anti-Corruption Laws.

(j) Financial Reporting. The Borrowers will furnish to the Administrative Agent and each Lender:

(i) as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of ACRES Parent, a certified copy of ACRES Parent’s audited consolidated balance sheet, audited by a third-party independent auditor of recognized national standing (including any “Big 4” independent auditor) or any other auditor reasonably acceptable to the Administrative Agent, at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows, which financial statements will contain a breakout of the assets and liabilities of ACRES Parent and the related statements of income or operations of ACRES Parent, for such fiscal year, in accordance with GAAP consistently applied; provided, that documents required to be delivered pursuant to this Section 5.01(j)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System;

(ii) as soon as available, and in any event within sixty (60) days after the end of each fiscal quarter of ACRES Parent, commencing with the period ended June 30, 2025, an unaudited consolidated financial report of ACRES Parent containing a consolidated statement of assets, liabilities and capital, and a consolidated statement of operations for the most recent fiscal quarter period;

(iii) at each time financial statements are delivered pursuant to Sections 5.01(j)(ii), a Reporting Package certified by a Responsible Officer of the Borrower Representative; and

(iv) promptly upon request thereof, such other information and reports relating to the financial condition of the Borrowers as the Administrative Agent or any Lender may reasonably request.

(k) Rating on the Facility.

(i) The Borrowers shall at all times maintain a Debt Rating for the Facility from an Acceptable Rating Agency.

(ii) At any time that the Debt Rating maintained pursuant to clause (i) above is not a public rating, the Borrower Representative will provide to each Lender (x) at least annually (on or before each anniversary of the Closing Date) and (y) promptly upon receipt of knowledge of any change in such Debt Rating, an updated Rating Letter evidencing such Debt Rating and an updated Rating Rationale Report with respect to such Debt Rating (but in the case of clause (y), only to the extent received by the Borrower Representative). In addition to the foregoing information and any information specifically required to be included in any Rating Letter or Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other Governmental Authority having jurisdiction over any Lender from time to time requires any additional information with respect to the Debt Rating of the Facility, the Borrower Representative shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.

(l) Notice of Change In Beneficial Ownership. The Borrower Representative shall promptly notify the Administrative Agent of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(m) New Guarantors.

(i) Within 10 days after (A) the acquisition or formation of any Subsidiary that or (B) any existing Subsidiary that is not already a Guarantor that, in each case (i) holds or receives Gross Revenue, (ii) owns any Equity Interest of AMF, and (iii) has entered into or is party to one or more management contracts with AMF or with any separately managed account maintained by or on behalf of ACRES Parent (such Subsidiary, the “Joining Guarantor”), the Borrower Representative shall promptly notify the Administrative Agent in writing thereof, together with the (w) jurisdiction of formation; (x) number of shares of each class of Equity Interests outstanding; (y) number and percentage of outstanding shares of each class owned (directly or indirectly) by a Borrower or any Loan Party; and (z) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.

(ii) Within thirty (30) days (or such later date as the Administrative Agent may agree in its sole discretion) after (A) the acquisition or formation of any Joining Guarantor or (B) any existing subsidiary becomes a Joining Guarantor, the Borrower Representative shall cause such Joining Guarantor to: (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder in substantially the form of Exhibit B or such other documents as the Administrative Agent may reasonably request, (ii) become a Grantor (as defined in the Security Agreement) by executing and delivering to the Administrative Agent, a Joinder Agreement (as defined in the Security Agreement) or such other documents as the Administrative Agent may reasonably request, and (iii) deliver to the Administrative Agent documents of the types referred to on Schedule II and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in the foregoing clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(n) Maintenance of Insurance. Each Loan Party shall, and each Borrower will cause each REO Subsidiary to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as such Loan Party) as are customarily carried under similar circumstances by such Persons.

(o) Maintenance of Properties. Each Loan Party shall, and each Borrower will cause each REO Subsidiary to, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof.

(p) NIPA UCC-3 Financing Statement Amendment. ACRES Holdings shall use its best efforts to deliver to the Administrative Agent, within thirty (30) days from the Closing Date (or such later date agreed to by the Administrative Agent in its reasonable discretion), a filed UCC-3 Financing Statement with the Delaware Secretary of State reflecting the correct name and address of ACRES Capital for File No. 20254825516 in form and substance reasonably satisfactory to the Administrative Agent.

(q) Eligible REO Asset Reporting.

(i) The Borrowers shall deliver to each Lender within thirty (30) days after the end of each calendar month copies (in the form received) of all reports and statements received from any manager or operator of any Eligible REO Asset, including, without limitation, any statement of operations, statement of cash flows, general ledger reports, capital expenditure reports, progress reports, and such other similar reports received from any manager or operator.

(ii) The Borrowers shall deliver, as soon as available, and in any event within one hundred and twenty (120) days after the end of each fiscal year of ACRES Parent to each Lender an annual budget for each Eligible REO Asset for the upcoming year in the form received from any manager or operator of any such Eligible REO Asset.

(iii) If a Market Trigger Event has occurred and is continuing, the Borrowers shall deliver, or cause to be delivered, to the Administrative Agent and each Lender such other financial information, data, certificates, reports, statements, documents or further information regarding any Eligible REO Asset as the Administrative Agent or any Lender may reasonably request, to the extent reasonably available to the Borrower.

(r) First Amendment Post-Closing Requirements.

(i) REO Subsidiary Accounts. The Borrowers shall, within sixty (60) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its sole discretion), enter into arrangements satisfactory to the Administrative Agent with respect to the REO Subsidiaries and the REO Income, including, without limitation (a) causing each of Kimbrough Subsidiary, Appleton Leasing, HGI City Center Subsidiary, and 209 West Jackson Subsidiary to open an REO Subsidiary Account, (b) delivering to the Administrative Agent an updated Schedule IV reflecting such REO Subsidiary Accounts, (c) delivering to the Administrative Agent executed REO Subsidiary Payment Direction Letters and (d) delivering to the Administrative Agent executed “springing” Account Control Agreements for each such REO Subsidiary Account in form and substance reasonably satisfactory to the Administrative Agent.

(ii) Account Control Agreement. The Borrowers shall, within sixty (60) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent an executed “springing” Account Control Agreement for the account held at TD Bank, N.A. represented by account number 4412677639 in form and substance reasonably satisfactory to the Administrative Agent.

(iii) Vizcaya SMA Management Agreement. The Borrowers shall, within sixty (60) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its sole discretion), deliver to the Administrative Agent evidence, in form and substance reasonably satisfactory to the Administrative Agent, (i) that all fees payable to ACRES Loan Origination, LLC under the Vizcaya SMA Management Agreement have been documented and (ii) confirming that any such fees due to ACRES Loan Origination, LLC under the Vizcaya SMA Management Agreement shall be paid directly to ACRES Capital and not to any account of ACRES Loan Origination, LLC.

(iv) Mortgage Documents. The Borrowers shall (A) within ninety (90) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), deliver to the Administrative Agent, the Appleton Mortgage, the Kimbrough Mortgage and the Philadelphia Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent, and (B) use commercially reasonable efforts to deliver to the Administrative Agent, within ninety (90) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion) each of the requirements set forth on Schedule VI, each in form and substance reasonably satisfactory to the Administrative Agent.

(v) Further Assurances. The Borrowers will grant to the Administrative Agent for the benefit of the Lenders security interests in such assets and properties of the Borrowers and the other Loan Parties as are acquired after the First Amendment Effective Date and as may be reasonably requested from time to time by the Administrative Agent. All such security interests shall be granted pursuant to documentation consistent with any Transaction Documents entered into on the Closing Date and/or the First Amendment Effective Date, and shall include such other documents as the Administrative Agent may reasonably request, including title policies, surveys and opinions of counsel, and otherwise reasonably satisfactory in form and substance to the Administrative Agent and shall constitute, upon taking all necessary perfection action (which the Loan Parties agree to take) valid and enforceable perfected security interests superior to and prior to the rights of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens. Without limiting the foregoing, the Borrowers will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions, which may be required under any applicable law, or which the Administrative Agent or the Lenders may reasonably request, to effectuate the transactions contemplated by the Transaction Documents or to grant, preserve, protect or perfect the Liens created by the Transaction Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.

(vi) Insurance. The Borrowers shall within five (5) days of the First Amendment Effective Date (or such later date as agreed to by the Administrative Agent in its reasonable discretion), deliver to the Administrative Agent, evidence of insurance coverage required by Section 5.01(n) of this Agreement, with such endorsements as to the additional insureds or lender’s loss payees thereunder as the Administrative Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Administrative Agent and each such additional insured or lender’s loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Administrative Agent may request, have been delivered to the parties hereto.

Section 5.02 Negative Covenants of the Loan Parties. From the Closing Date until the Facility Termination Date:

(a) Protection of Title. Except as otherwise permitted under this Agreement, (i) no Loan Party shall take any action which would directly or indirectly impair or adversely affect such Loan Party’s title to its assets, and (ii) Borrower shall not, and shall not permit any REO Subsidiary to, take any action which would directly or indirectly impair or adversely affect any REO Subsidiary’s title to its respective Eligible REO Asset.

(b) Indebtedness. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Liens. (i) No Loan Party shall create, incur or permit to exist any Lien in or on any of its property, other than Permitted Liens, and (ii) the Borrower shall not, and shall not permit any REO Subsidiary to, create, incur or permit to exist any Lien in or on any Eligible REO Asset, other than Permitted Liens.

(d) Organizational Documents. No Loan Party shall modify or terminate any of the organizational or operational documents of such Loan Party, in any manner that would adversely affect the interests of the Lenders without the prior written consent of the Majority Lenders.

(e) Use of Proceeds. The Borrowers shall not use the proceeds of (1) the Closing Date Advance other than to (i) pay fees and expenses incurred in connection with the Transaction Documents, (ii) repay all obligations incurred pursuant to the Oak Tree Facility, and (iii) for general working capital purposes or (2) the First Amendment Effective Date Advance other than to (i) pay fees and expenses incurred in connection with the Transaction Documents, (ii) refinance existing obligations of ACRES Capital, (iii) refinance existing obligations of the Project Hectare Borrower and (iv) for general working capital purposes. No Borrower shall directly or indirectly use the proceeds of the Advances, or lend, contribute, or otherwise make available to any other Person, the proceeds of the Advances (1) to fund any activities or business (A) of, with, or involving any Person that is a Sanctioned Person or (B) in or with any Sanctioned Country; (2) in any other manner that could result in the violation of any Anti-Terrorism Laws and Sanctions, Anti-Corruption Laws, and/or Anti-Money Laundering Laws by any Person; or (3) in any manner that could cause any Person to become a Sanctioned Person.

(f) Restricted Junior Payments. No Loan Party shall declare or make, directly or indirectly, any Restricted Junior Payment, or incur any obligation (contingent or otherwise) to do so except:

(i) each Loan Party may make Restricted Junior Payments to any other Loan Party (including, for the avoidance of doubt, such Restricted Junior Payments sufficient to permit such other Loan Party to pay federal, state and local income Taxes attributable to its equity interests in such Loan Party);

(ii) Borrowers may make Permitted REIT Distributions;

(iii) each Loan Party may make Restricted Junior Payments with respect to its Equity Interests payable solely in shares of its Equity Interests;

(iv) each Loan Party may make repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represents a portion of the exercise price thereof;

(v) each Borrower may make Restricted Junior Payments consisting of (1) reasonable and customary Operating Expenses incurred in the ordinary course of business and attributable to the ownership and operations of the Loan Parties, and (2) reimbursement for reasonable Operating Expenses incurred by independent members of the boards of directors (or equivalent bodies) of ACRES Parent;

(vi) so long as no Market Trigger Event, Unmatured Event of Default, or Event of Default shall have occurred and be continuing after giving effect thereto, any Borrower may declare or pay cash dividends to any of its Equityholders, if, after giving effect thereto, (i) the Interest Coverage Ratio as of such date is greater than or equal to 2.0 to 1 and (ii) (a) such Restricted Junior Payment is paid prior to the first anniversary of the Closing Date or (b) if such Restricted Junior Payment is paid on or after the first anniversary of the Closing Date, LTV as of such date is less than or equal to 50%; and

(vii) so long as no Market Trigger Event, Unmatured Event of Default, or Event of Default shall have occurred and be continuing after giving effect thereto, each REO Subsidiary may make Restricted Junior Payments.

(g) Change of Jurisdiction, Location, Names. No Loan Party shall change the jurisdiction of its formation, change the location of its principal place of business and chief executive office or make any change to its name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, change in location or name change or use, such Loan Party provides at least twenty (20) days prior written notice thereof and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such change in the jurisdiction of its formation, change in location or name change or use, together with any other documents and instruments as the Administrative Agent may reasonably request in connection therewith.

(h) Investment Company. No Loan Party will become an “investment company” required to be registered under the 1940 Act.

(i) ERISA Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no Loan Party or ERISA Affiliate of any Loan Party shall establish any Pension Plan or contribute to, become obligated to contribute to or incur any liability with respect to a Multiemployer Plan and (ii) no Loan Party will permit to exist any occurrence of any ERISA Event. No Loan Party will take any action, omit to take any action or permit any other party to take any action that would (1) result in its assets including (x) Plan Assets or (y) “plan assets” subject to Similar Law or (2) assuming that no portion of the Facility is funded with Plan Assets or “plan assets” subject to Similar Law, result in any of the transactions contemplated under this Agreement or the other Transaction Documents, including exercise of rights with respect to the Collateral, constituting or resulting in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any violation of Similar Law.

(j) [Reserved].

(k) Investments; Capital Expenditures. No Loan Party shall make any Investments other than Permitted Investments. No Borrower shall make any capital expenditures in excess of $1,000,000 in the aggregate each calendar year.

(l) [Reserved].

(m) Transactions with Affiliates. No Loan Party shall enter into any transaction of any kind with any Affiliate of such Loan Party, as applicable, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction with a Person other than an Affiliate. No Loan Party shall transfer, sell, contribute or otherwise grant any interest in any asset to ACRES SPV LLC, ACRES Share Holdings, or ACRES Development and no Loan Party shall permit ACRES SPV LLC, ACRES Share Holdings, or ACRES Development to purchase, acquire or otherwise obtain any asset other than the assets owned by ACRES SPV LLC, ACRES Share Holdings, or ACRES Development, as applicable, on the date hereof.

(n) Fundamental Changes. No Loan Party shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Unmatured Event of Default or Event of Default exists or would result therefrom:

(i) any Loan Party may merge with (i) a Borrower, provided that such Borrower shall be the continuing or surviving Person, or (ii) any one or more other Loan Party;

(ii) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Loan Party; and

(iii) any Loan Party may make Dispositions permitted by Section 5.02(o).

(o) Dispositions. No Loan Party shall make any Disposition or enter into any agreement to make any Disposition, except:

(i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii) Dispositions of inventory and Cash Equivalents in the ordinary course of business; and

(iii) REO Dispositions; provided that (A) except with respect to 209 West Jackson Subsidiary, any such REO Disposition involving the Equity Interests of a REO Subsidiary shall require a Disposition of all (and not less than all) of the Equity Interests in such REO Subsidiary (and, for the avoidance of doubt, no Loan Party shall Dispose of, or enter into any joint venture or similar arrangement resulting in a Disposition of, less than all of the Equity Interests in any REO Subsidiary other than 209 West Jackson Subsidiary) and (B) the Loan Parties comply with the mandatory prepayment requirements of Section 2.04(c) with respect to such REO Disposition.

(p) Accounts. No Loan Party shall open or acquire any deposit account or securities account other than in accordance with Section 2.07(b).

(q) Management Agreements. No Loan Party shall amend, nor shall permit any amendment to, any Management Agreement (1) without three (3) Business Days’ prior written notice provided to the Administrative Agent, and (2) without prior written consent of the Administrative Agent if such amendment is in any way materially adverse to the Lenders or the Administrative Agent.

(r) [Reserved].

(s) [Reserved].

Section 5.03 Financial Covenants.

(a) Minimum Annualized Gross Revenue. Annualized Gross Revenue as of the last day of each fiscal quarter of the Borrowers shall be at least $30 million.

(b) Minimum Aggregate Asset Value. The Borrowers shall not permit the Aggregate Asset Value, as of the last day of each fiscal quarter of the Borrowers, to be less than $900,000,000; provided that, for purposes of calculating Aggregate Asset Value, the aggregate value attributable to AMF Fair Market Value and REO Value shall not exceed $225,000,000 in the aggregate.

(c) Maximum LTV. The Borrowers shall not permit LTV as of the last day of each fiscal quarter of the Borrowers ending after first anniversary of Closing Date to exceed 60%.

(d) Minimum Interest Coverage Ratio. The Interest Coverage Ratio as of the last day of each fiscal quarter of the Borrowers shall be at least 1.5:1.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01 Events of Default. If any of the following events (each, an “Event of Default”) occurs:

(a) any Loan Party fails to make any payment of any principal when due and in the currency required hereunder and shall continue unremedied for a period of more than one (1) Business Day;

(b) any Loan Party shall fail to pay any interest on any Advance, or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Transaction Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than two (2) Business Days;

(c) any Loan Party defaults in making any payment required to be made under one or more agreements for borrowed money, to which it is a party in an aggregate principal amount in excess of $5,000,000 or an event of default is declared under any such agreement, in each case, and such default is not cured or remedied within the applicable cure period, if any, provided for under such agreement;

(d) any failure on the part of a Loan Party duly to observe or perform any of its covenants or agreements set forth in this Agreement or the other Transaction Documents to which it is a party (other than covenants or agreements with respect to which another clause of this Section 6.01 expressly relates, which shall not, on its own, constitute an Event of Default under this clause (d)) and the same continues unremedied for a period of three (3) Business Days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure shall have been given to a Loan Party by the Administrative Agent or any Lender and (ii) the date on which a Responsible Officer of a Loan Party acquires, or should have acquired, knowledge thereof;

(e) the occurrence of a Bankruptcy Event relating to a Loan Party;

(f) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction against a Loan Party for the payment of money in excess of $5,000,000 in the aggregate (unless such judgment is covered by third-party insurance as to which the insurer has been notified of such judgment, decree or order and has not denied or failed to acknowledge coverage) where a Loan Party shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms within 60 days or (ii) perfected a timely appeal, decree or order and caused the execution of the same to be stayed during the pendency of the appeal;

(g) the breach by, or any failure on the part of any Loan Party to duly observe or perform any covenants or agreements, set forth in Sections 2.07, 2.08, 5.01, or 5.02;

(h) (i) any Transaction Document, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of a Loan Party, (ii) a Loan Party or any of their Affiliates shall, directly or indirectly, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any Lien or security interest thereunder or (iii) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

(i) any Change of Control or Key Person Event shall occur;

(j) any representation, warranty or certification made by any Loan Party in any Transaction Document or in any agreement, instrument, certificate or other document delivered pursuant to any Transaction Document shall prove to have been incorrect in any material respect when made;

(k) the occurrence of one or more ERISA Events which, individually or in the aggregate, results in or could reasonably be expected to result in the incurrence by any a Loan Party of liability in excess of $5,000,000;

(l) the occurrence of an event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect; or

(m) ACRES Parent or any of its Subsidiaries (other than a Borrower) enters into any Management Agreement, SMA Management Agreement, or any other management, advisory, servicing or similar agreement, in each case that is not entered into by a Borrower or for which a Borrower is not entitled to receive all fees, income and other amounts payable thereunder;

then the Administrative Agent may, and at the request of the Majority Lenders, shall, by written notice to the Borrower Representative, declare the Maturity Date to have occurred and all Obligations to then be due and payable; provided that, in the case of any event described in Section 6.01(e), the Maturity Date is deemed to have occurred automatically upon the occurrence of such event. Upon the occurrence and during the continuation of any Event of Default, (i) the Administrative Agent or the Majority Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by each Borrower) and any other Obligations to be immediately due and payable; provided that, in the case of any event described in Section 6.01(e), the Advances and other Obligations become immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by each Borrower) without the need of any notice to the Borrower Representative upon the occurrence of such event and all amounts on deposit in all Gross Revenue Accounts shall be distributed by the Account Bank, acting at the direction of the Administrative Agent as described in Section 2.08(a) (provided that the Borrowers shall in any event remain liable to pay such Advances and all such amounts and Obligations immediately in accordance with this Section 6.01). In addition, upon the occurrence and during the continuation of any Event of Default, the Lenders and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement, the other Transaction Documents or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative.

ARTICLE VII
THE ADMINISTRATIVE AGENT

Section 7.01 Appointment and Authority of Administrative Agent. Each of the Lenders hereby irrevocably appoints [**]to act on its behalf as the Administrative Agent hereunder and under the other Transaction Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VII are solely for the benefit of the Administrative Agent, the Lenders and the other Secured Parties; no Borrower shall have rights as a third-party beneficiary of any of such provisions (except Section 7.06(a)). It is understood and agreed that the use of the term “agent” herein or in any other Transaction Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 7.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender (to the extent it is also a Lender) as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as Lender, if applicable. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or Unmatured Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Transaction Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law; and

(iii) shall not, except as expressly set forth herein and in the other Transaction Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VI and Section 10.01); provided that, no action or any omission to act, taken by the Administrative Agent at the written direction of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Transaction Documents) shall constitute gross negligence or willful misconduct including, without limitation, Section 7.08 and Section 9.01 of this Agreement or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall not be deemed to have knowledge of any Event of Default or Unmatured Event of Default unless and until notice describing such Event of Default or Unmatured Event of Default is given to the Administrative Agent in writing by the Borrower Representative or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith and shall not be required to recalculate, certify or verify any information therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice or opinion of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Transaction Document by or through any one or more agents, sub-agents or attorneys appointed by the Administrative Agent. The Administrative Agent and any such agents, sub-agent or attorneys may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VII shall apply to any such party and to the Related Parties of the Administrative Agent and any such party. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with due care, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 7.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Initial Lender shall have the right to appoint a successor (with the consent of the Borrower Representative, such consent not to be unreasonably withheld, conditioned or delayed) to the extent no Event of Default is continuing. If no such successor shall have been so appointed by the Initial Lender and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Initial Lender) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, petition a court of competent jurisdiction for the appointment of a successor Administrative Agent. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Transaction Documents and (ii) except for any fees, expenses and indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Initial Lender appoints a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to fees, expenses and indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Transaction Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Transaction

Documents, the provisions of this Article VII and Section 10.07 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07 Non-Reliance on Agents and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Transaction Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 Indemnification by Lenders.

(a) To the extent that a Borrower for any reason fails to indefeasibly pay any amount required under Article IX or Section 10.07 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Pro Rata Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders to make payments pursuant to this Section 7.08 are several and not joint. The failure of any Lender to make any such payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its payment under this Section 7.08.

The obligations of the Lenders under this Section 7.08 shall survive the resignation or removal of the Administrative Agent, and the termination of this Agreement.

Section 7.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy relief law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Section 10.07) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.07.

Section 7.10 Collateral Matters.

(a) Each Lender authorizes the Administrative Agent to release any Lien on any collateral granted to or held by the Administrative Agent, for the benefit of the Secured Parties, under this Agreement or any other Transaction Document including, without limitation, the Collateral if approved, authorized or ratified in writing in accordance with Section 10.01. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, for the legality, enforceability, effectiveness or sufficiency of the Transaction Documents, the existence, priority, creation, validity, enforceability or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by a Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or the Lien thereon.

Section 7.11 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 7.11(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of their Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within thirty (30) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of, and held in trust for the benefit of, the Administrative Agent and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date the Administrative Agent demands the return of such Erroneous Payment (or portion thereof) from such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 7.11(a) is conclusive, absent manifest error.

(b) Without limiting Section 7.11(a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or any of its Affiliates (i) that is in a different amount than, or on a different date from, that specified in this Agreement or a notice of payment, prepayment or repayment sent by the Administrative Agent or any of its Affiliates, as applicable, with respect to such payment, prepayment or repayment (a “Payment Notice”), (ii) that was not preceded or accompanied by a Payment Notice or (iii) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) It acknowledges and agrees that (A) in the case of immediately preceding clause (i) or (ii), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (i), (ii), and (iii)) notify the Administrative Agent in writing of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.11(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party from any source, against any amount that the Administrative Agent has demanded to be returned under Section 7.11(a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with Section 7.11(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, then effectively immediately, (i) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) on a cashless basis at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Assumption Agreement by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Advances to the Borrowers the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent, as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee

Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement or any other Transaction Document and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest, as applicable, in the Advances subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in their discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, provided that this Section 7.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply, to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set‐off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 7.11 survive the resignation or replacement of the Administrative Agent any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

Section 7.12 Secured Accounts.

(a) Each of the parties hereto hereby agrees that (i) each of the Secured Accounts is intended to be a “securities account” or a “deposit account”, as applicable, within the meaning of the UCC and (ii) (x)

only the Administrative Agent (or its designee) shall be entitled to exercise the rights with respect to the Secured Accounts subject to an Account Control Agreement and (y) only the Administrative Agent (or its designee) and the Borrowers shall be entitled to exercise the rights with respect to the Secured Accounts subject to an Account Control Agreement in accordance with this Agreement and each Account Control Agreement, as applicable. Each of the parties hereto hereby agrees to cause the Account Bank to agree with the parties hereto that regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Secured Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9‑304 of the UCC).

ARTICLE VIII
THE FACILITY SERVICER

Section 8.01 Appointment and Designation of the Facility Servicer.

(a) Initial Facility Servicer. The Borrower Representative (on behalf of the Borrowers) and the Administrative Agent hereby appoint [**], pursuant to the terms and conditions of this Agreement, as Facility Servicer, with the authority to take the actions required of it hereunder and under the other Transaction Documents. [**] hereby accepts such appointment and agrees to perform the duties and responsibilities of the Facility Servicer pursuant to the terms hereof until such time as it resigns as Facility Servicer pursuant to the terms hereof. The Facility Servicer and the Borrower Representative hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Facility Servicer hereunder.

(b) Authority and Power. All authority and power granted to a Facility Servicer under this Agreement shall automatically cease and terminate on the Facility Termination Date and shall pass to and be vested in the Borrowers thereafter. The Facility Servicer agrees to cooperate with the Borrower Representative in effecting the termination of the responsibilities and rights of the Facility Servicer to conduct servicing of this Agreement (including the right to direct remittances out of the Gross Revenue Accounts).

(c) Subcontracts. The Facility Servicer may subcontract with any other Person for servicing and administering in respect of the payments to the Borrowers under the Collateral that are to be Gross Revenue under this Agreement; provided that (A) the Facility Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (B) the Facility Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Facility Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (C) any such subcontract shall be terminable upon the occurrence of the Facility Termination Date. The Facility Servicer shall not be responsible for the negligence or misconduct of any agent, sub-agents or attorney appointed by it with reasonable care, except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Facility Servicer acted with gross negligence or willful misconduct in the selection of such appointees.

Section 8.02 Duties of the Facility Servicer.

(a) The Facility Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on this Agreement from time to time, all in accordance with Applicable Law.

(b) The Facility Servicer is not required to take any action under this Agreement or any other Transaction Document that, in its opinion or the opinion of its counsel, may expose the Facility Servicer to liability or that is contrary to any Transaction Document or Applicable Law. The Facility Servicer shall not be liable for any action taken or not taken by it under this Agreement or any other Transaction Document with the consent or at the request of any Loan Party, the Administrative Agent or the Majority Lenders (or all Lenders, as applicable and as set forth in Sections 6.01 and 10.01). In the event the Facility Servicer requests the consent of a Lender pursuant to the foregoing provisions and the Facility Servicer does not receive a response (either positive or negative) from such Person within ten (10) Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(c) The Facility Servicer shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any of the other Transaction Documents in the absence of its own gross negligence or willful misconduct as determined in a final and nonappealable judgment of a court of competent jurisdiction. Without limiting the foregoing, the Facility Servicer (i) may consult with legal counsel (including counsel for the Loan Parties, the Administrative Agent or the Facility Servicer), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (ii) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Transaction Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (other than by the Facility Servicer), (C) except as otherwise expressly provided herein, the performance or observance by any party (other than the Facility Servicer) of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Unmatured Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Transaction Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Facility Servicer (if any) and (iii) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents for relying on any notice (including notice by telephone), consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

(d) The Facility Servicer shall be entitled to rely conclusively upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, opinion, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, or to inquire as to or verify the veracity of any information or statement made or contained therein. The Facility Servicer also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Facility Servicer may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. As to any matters not expressly provided for by any Transaction Document, the Facility Servicer shall in all cases be fully protected in acting, or in refraining from acting, under any Transaction Document in accordance with instructions given by the Administrative Agent, Initial Lender or, if provided in this Agreement, in accordance with the instructions given by the Majority Lenders or all Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders.

Section 8.03 Servicing Compensation. As compensation for its Facility Servicer activities hereunder, the Facility Servicer shall be entitled to the Fees due and owing to it from the Borrowers, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.08, provided that if such amounts are insufficient then Sections 8.05 and 10.07 shall be applicable; the Facility Servicer’s entitlement to receive the Fees shall cease on the earlier to occur of (i) its resignation as Facility Servicer as provided in Section 8.04 or (ii) the termination of this Agreement; provided that the Facility Servicer shall be entitled to any Fees accrued and payable up to such date to the extent not previously paid.

Section 8.04 The Facility Servicer Not to Resign. The Facility Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon the Facility Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Facility Servicer could take to make the performance of its duties hereunder permissible under Applicable Law, (b) upon prior notice to the other parties hereto upon the selection of a new servicer (the “Replacement Servicer”), or (c) upon at least sixty (60) days’ prior notice to the other parties hereto. If no successor servicer shall have been appointed and an instrument of acceptance by a successor to such Facility Servicer shall not have been delivered to such Facility Servicer within thirty (30) days after the giving of such notice of resignation, the resigning Facility Servicer may petition any court of competent jurisdiction for the appointment of a successor Facility Servicer. No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Facility Servicer in accordance with Section 8.02. Any Fees then due and owing to the Facility Servicer and accrued through such date, including any expenses or indemnities it is entitled to pursuant to the provisions of this Agreement and any Fee Letter, shall be due and payable on such discharge date and shall be paid by the Borrowers (or the Lenders if the Borrowers fail to so pay such amounts) within ten (10) Business Days of receipt of an invoice therefor.

Section 8.05 Indemnification of the Facility Servicer. Each Lender agrees to indemnify the Facility Servicer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Facility Servicer in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Facility Servicer hereunder or thereunder; provided that (a) the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Facility Servicer’s gross negligence or willful misconduct as determined in a final and nonappealable judgment of a court of competent jurisdiction and (b) no action taken in accordance with the directions of the Majority Lenders, Lenders or any Loan Party shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Servicer, promptly upon demand, for any Fees due to it hereunder, out-of-pocket expenses (including counsel fees) incurred by the Facility Servicer in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Facility Servicer or Lenders hereunder or thereunder and to the extent that the Facility Servicer is not reimbursed for such expenses by the Borrowers under Section 2.08.

ARTICLE IX
INDEMNIFICATION

Section 9.01 Indemnities by the Borrowers.

(a) Without limiting any other rights which the Secured Parties or any of their respective Affiliates may have hereunder or under Applicable Law, each Borrower shall, jointly and severally, indemnify the Secured Parties and each of their respective Affiliates, assigns, officers, directors, employees and agents (each an “Indemnified Party” for purposes of this Article IX) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable and documented attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), incurred by or asserted against such Indemnified Party arising out of or as a result of (i) this

Agreement or the other Transaction Documents (including, without limitation, the performance of the Administrative Agent’s obligations under any Account Control Agreement or other control agreement, including any amounts payable by the Administrative Agent to a bank or securities intermediary under an Account Control Agreement or other control agreement for fees, expenses or indemnification of the bank or securities intermediary) or in respect of any of the Collateral, (ii) any Advance or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnified Party is a party thereto, excluding, however, Indemnified Amounts to the extent resulting from gross negligence, bad faith or willful misconduct on the part of any Indemnified Party as determined in a final and nonappealable judgment of a court of competent jurisdiction. This Section 9.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Any amounts subject to the indemnification provisions of this Section 9.01 shall be paid by the Borrowers to the applicable Indemnified Party within thirty (30) days following receipt by the Borrower Representative of the written demand therefor on behalf of the applicable Indemnified Party. Any request for indemnification under this Section 9.01 shall include a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested.

(c) If for any reason the indemnification provided above in this Section 9.01 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities (in each case, other than as a result of the express limitations set forth therein), then the Borrowers shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrowers on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If a Borrower has made any payments in respect of Indemnified Amounts to the Indemnified Party pursuant to this Section 9.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to such Borrower in an amount equal to the amount it has collected from others in respect of such Indemnified Amounts, without interest.

(e) The obligations of the Borrowers under this Section 9.01 shall survive the resignation or removal of the Administrative Agent or the Facility Servicer or the termination of this Agreement.

ARTICLE X
MISCELLANEOUS

Section 10.01 Amendments and Waivers.

(a) Except as set forth herein, (i) no amendment or modification of any provision of this Agreement or any other Transaction Document shall be effective without the written agreement of the Loan Parties and the Majority Lenders and, solely if such amendment or modification would affect the rights or obligations of the Administrative Agent or the Facility Servicer, the written agreement of the Administrative Agent or the Facility Servicer, as applicable, and (ii) no termination or waiver of any provision of this Agreement or any other Transaction Document or consent to any departure therefrom by the Loan Parties shall be effective without the written concurrence of the Administrative Agent and the Majority Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Notwithstanding the foregoing, with respect to any amendment, waiver or modification to which the Administrative Agent’s consent is not required, the parties agree to deliver to the Administrative Agent a copy of each such amendment, waiver or modification; provided that, (i) no party shall be liable for its failure to comply with this sentence and (ii) the Administrative Agent shall not be bound by any such amendment unless and until it has received a copy thereof.

(b) Notwithstanding the provisions of Section 10.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing (without payment thereon) the principal amount due and owing under any outstanding Advance or the interest thereon (other than waiver of default rate interest), (ii) postponing any date for any payment of any Advance or the interest thereon, (iii) modifying the provisions of this Section 10.01 or the definition of “Majority Lenders” or any other provision specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights or make any determination or grant any consent, (iv) extending the Stated Maturity Date, (v) of any provision of Section 2.08, (vi) extend or increase any Commitment of any Lender, (vii) that changes Section 10.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (viii) waiving any condition set forth in Section 3.01 or (ix) consenting to the Loan Parties’ assignment or transfer of its rights and obligations under this Agreement or any other Transaction Document or release all or substantially all of the Collateral except as expressly authorized in Section 2.10.

Section 10.02 Notices, Etc..

(a) All notices and other communications hereunder shall, unless otherwise stated herein, be in writing and may be delivered or furnished by electronic communication (including email, FpML, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication, in each case at its address set forth on Schedule III or at such other address as shall be designated by such party in a written notice to the other parties hereto. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(b) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the other Lenders by posting the Communications on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of a Borrower pursuant to any Transaction Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section 10.02, including through the Platform.

Section 10.03 No Waiver Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04 Binding Effect; Assignability; Multiple Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Loan Parties, Facility Servicer, the Administrative Agent, each Lender, and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part or (ii) any Advance (or portion thereof) to any Eligible Assignee; provided that unless an Event of Default has occurred and is continuing, the written consent of the Borrowers (such consent not to be unreasonably withheld) shall be required for a Lender to assign to any Person that is not an Affiliate of such Lender. Any such assignee shall execute and deliver to the Borrowers and the Administrative Agent a fully-executed Assignment and Assumption Agreement; provided, that, the Borrowers shall be responsible for any legal costs and expenses associated with the execution of such Assignment and Assumption Agreement. In addition to the delivery of the Assignment and Assumption Agreement, the assignee shall deliver to the Administrative Agent a processing fee in the amount of $3,500 (not for the account of the Borrower) and to the extent the assignee is not then currently a Lender hereunder, all documentation and other information reasonably determined by the Administrative Agent to be required by applicable regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the USA PATRIOT Act. Upon delivery of the duly-executed Assignment and Assumption Agreement, processing fee and any “know your customer” information requested by the Administrative Agent, the Administrative Agent shall accept such Assignment and Assumption Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this Section 10.04. Upon the recordation in the Register, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent that its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender”. No Borrower may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of the Majority Lenders unless otherwise contemplated hereby. Each Lender may sell a participation in its interests hereunder as provided in Section 10.04(d). No assignment or sale of a participation under this Section 10.04 shall be effective unless and until properly recorded in the Register or Participant Register, as applicable, pursuant to Section 2.03.

(b) Notwithstanding any other provision of this Section 10.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank (a “Liquidity Agreement”), without notice to or consent of the Borrowers or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or under such Liquidity Agreement, or substitute any such pledgee or grantee for such Lender as a party hereto or to such Liquidity Agreement, as the case may be.

(c) Each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower Representative, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or a Borrower or any of their respective Affiliates, other than upon the occurrence and during the continuance of an Event of Default) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Advance owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower Representative, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall register such participation in its Participant Register pursuant to Section 2.03(c). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01(b) that affects such Participant. The Borrower Representative (on behalf of the Borrowers) agrees that each Participant shall be entitled to the benefits of Section 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10(f) (it being understood that the documentation required under Section 2.10(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such Participant (A) agrees to be subject to the provisions of Section 2.11(a) as if it were an assignee under paragraph (b) of this Section 10.04; and (B) shall not be entitled to receive any greater payment under Section 2.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Section 10.05 Term of This Agreement. This Agreement, including the Loan Parties’ representations and covenants set forth in Articles IV and V, shall remain in full force and effect until this Agreement has been terminated by the Borrower Representative (on behalf of the Borrowers) and the Facility Termination Date has occurred; provided that any representation made or deemed made hereunder shall survive the execution and delivery hereof and the provisions of Section 2.06, Section 2.09, Section 2.10, Section 10.07, Section 10.08 and Article VII, and Article IX shall be continuing and shall survive the payment of the Advances in full, the termination of the Commitments, and any other termination of this Agreement.

Section 10.06 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 10.07 Costs and Expenses. In addition to the rights of indemnification hereunder, the Borrowers shall, jointly and severally, pay on demand (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Facility Servicer, and the Initial Lender incurred in connection with the pre-closing due diligence, preparation, execution, delivery, administration, syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees, disbursements and other charges of rating agency and accounting costs and fees, the reasonable and documented out-of-pocket fees and expenses of a single outside counsel and one local counsel as reasonably necessary in any relevant jurisdiction (and solely in the case of actual or bona fide perceived conflict of interest, one additional counsel in each relevant jurisdiction) for (x) the Administrative Agent, (y) the Facility Servicer and (z) the Lenders, with respect to advising the Administrative Agent, the Facility Servicer, and the Lenders as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith; (ii) all third party out of pocket expenses incurred in connection with the maintenance of ratings and (iii) all reasonable and documented out-of-pocket costs and expenses, if any (including reasonable and documented out-of-pocket counsel fees and expenses), incurred by the Administrative Agent, the Lenders, or the Facility Servicer, in connection with the enforcement or potential enforcement of its rights under this Agreement or any other Transaction Document and the other documents to be delivered hereunder or in connection herewith or in connection with the Advances made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

Section 10.08 Recourse Against Certain Parties; Non-Petition.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party or any incorporator, Affiliate, stockholder, officer, employee or director of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 10.08 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any Secured Party or any incorporator, stockholder, Affiliate, officer, employee or director of the Lenders, the Facility Servicer, or the Administrative Agent or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, Affiliate, officer, employee or director of the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Facility Servicer, the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by any Person against the Loan Parties, the Facility Servicer, the Administrative Agent, the Lenders, or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the parties hereto hereby waive, release, and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) The provisions of this Section 10.08 survive the termination of this Agreement.

Section 10.09 Execution in Counterparts; Severability; Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Transaction Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tiff”) format shall be effective as delivery of a manually executed counterpart of this Agreement. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC of any relevant jurisdiction or other Applicable Law due to the character or intended character of the writings. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Transaction Documents including any Assignment and Assumption Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including Fee Letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 10.10 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each Borrower and each Loan Party agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower Representative at its address specified in Schedule III hereto or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 10.10 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 10.11 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, and the Facility Servicer (severally and not jointly) shall maintain and shall cause each of its Affiliates, employees, officers, directors and agents to maintain the confidentiality of all Information, including all Information regarding the business of the Loan Parties and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Information may be disclosed (i) to its Affiliates, managed accounts, limited partners, lenders and rating agencies and its Affiliates’, managed accounts’, limited partners’, lenders’ and rating agencies’ managers, administrators, directors, officers, employees, investment committee members, trustees, partners, existing and prospective investors, investment advisors, valuation agents, funding sources and agents, including accountants, legal counsel, and other advisors, and the agents of such Persons (“Excepted Persons”); provided that (A) each Excepted Person is informed of the confidential nature of such Information and (B) the Administrative Agent or Lender disclosing such Information shall be responsible for the compliance of its Affiliates, managed accounts, limited partners, lenders and rating agencies and its Affiliates’, managed accounts’, limited partners’, lenders’ and rating agencies’ managers, administrators, directors, officers, employees, investment committee members, trustees, partners, existing and prospective investors, investment advisors, valuation agents, funding sources and agents, including accountants, legal counsel, and other advisors with this Section 10.11), or (ii) in connection with the exercise of any remedies hereunder or under any other judicial or enforcement proceeding or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder.

(b) Anything herein to the contrary notwithstanding, each Borrower hereby consents to the disclosure of any Information with respect to it (i) to the Administrative Agent, the Lenders, or the Facility Servicer by each other or (ii) by the Administrative Agent, the Lenders, or the Facility Servicer to any prospective or actual assignee or participant of any of them, provided such Person agrees to hold such Information confidential, provided each such Person is informed of the confidential nature of such Information.

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all Information that is or becomes publicly known, (ii) disclosure of any and all Information (A) if required or requested to do so by any applicable statute, law, rule or regulation, (B) to any government agency, the NAIC or regulatory body having or claiming authority to regulate or oversee any aspects of the Lenders’, the Administrative Agent’s, or the Facility Servicer’s business or that of their Affiliates or self-regulatory authority having or asserting jurisdiction over such Person (including, without limitation, any Governmental Authority regulating any Lender or its Affiliates and in connection with filings, submissions and any other similar documentation required or customary to comply with SEC filing requirements applicable to such Lender), provided that except with respect to (i) any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority or (ii) any request of a regulatory authority or any filings, submissions and any other similar documentation applicable to business development companies or required or customary to comply with SEC filing requirements or disclosure to the NAIC, the Administrative Agent, such Lender, or the Facility Servicer, as applicable, agrees that it will make commercially reasonable efforts to notify the Borrower Representative in advance in the event of any such disclosure by such Person (and will promptly notify the Borrower Representative in any event) unless such notification is prohibited by law, rule or regulation, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, any Lender, or the Facility Servicer or an officer, director, employer, shareholder or Affiliate of any of the foregoing is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower, (iii) any other disclosure authorized by the Borrower, (iv) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization, (v) disclosure of any and all Information that becomes available to the Administrative Agent, any Lender, or the Facility Servicer on a nonconfidential basis from a source other than a Borrower who did not acquire such Information as a result of a breach of this Section 10.11, or (vi) for purposes of establishing a “due diligence” defense or (vii) in connection with filings, submissions and any other similar documentation required or customary to comply with SEC filing requirements. In addition, the Administrative Agent, any Lender, or the Facility Servicer may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent, any Lender, and the Facility Servicer in connection with the administration, settlement, and management of this Agreement, the other Transaction Documents, the Commitments and the Advances. “Information” means all information received from the Borrower, its Affiliates or agents relating to the Borrower, their Affiliates or businesses (i) in connection with the transactions contemplated hereby or (ii) that is clearly identified as confidential at the time of delivery, other than, in each case, any such information that is available to the Administrative Agent, the Facility Servicer, or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(d) The Lenders may place customary advertisements in financial and other newspapers and periodicals and/or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as the Lenders choose, and circulate similar promotional materials, after the Closing Date, in the form of a “tombstone” or otherwise describing the names of the Loan Parties and their Subsidiaries and the amount, type and closing date of the transactions contemplated hereunder, all at the expense of the Lenders; provided that, each Lender agrees not to include the name of the other Lenders in such advertisements or other materials without the prior consent of such Lender.

Section 10.12 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011‑4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 10.12 shall apply only to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 10.13 Waiver of Set Off. If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of a Borrower against any and all of the Obligations, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Transaction Document and although such Obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender shall notify the Borrower Representative and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.14 Headings, Schedules and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 10.15 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than pursuant to Section 2.09 or Section 2.10) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 10.16 Failure of the Borrowers to Perform Certain Obligations. If any Borrower fails to perform any of its agreements or obligations under Section 5.01(f), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrowers, jointly and severally, promptly upon the Administrative Agent’s demand therefore.

Section 10.17 Power of Attorney. Each of the Loan Parties (including each Borrower) irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on its behalf to file financing statements reasonably necessary or desirable (as determined by the Administrative Agent acting at the direction of the Majority Lenders) to perfect and to maintain the perfection and priority of the interest of the Administrative Agent, for the benefit of the Secured Parties, in the Collateral. This appointment is coupled with an interest and is irrevocable.

Section 10.18 Performance Conditions. The obligations of the Administrative Agent to effect the transactions contemplated hereby shall be subject to the following conditions:

(a) The Administrative Agent shall have (i) completed its due diligence with respect to each Borrower and each Lender in order to satisfy compliance with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, Anti-Money Laundering

Laws, Anti-Terrorism Laws and Sanctions and related regulations) and (ii) been satisfied with the results of such due diligence in its sole discretion.

(b) Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Borrower shall deliver to the Administrative Agent and the Facility Servicer substantiating that it is not a Non-Exempt Person and that the Administrative Agent and the Facility Servicer are not obligated under Applicable Law to withhold Taxes on sums paid to it under this Agreement. Without limiting the effect of the foregoing, each Borrower shall satisfy the requirements of the preceding sentence by furnishing to the Administrative Agent an IRS Form W‑9. Neither the Facility Servicer nor the Administrative Agent shall be obligated to make any payment hereunder to a Borrower until such Borrower shall have furnished to the Administrative Agent the requested forms, certificates, statements or documents.

(c) In each and every case of a Borrower AML and International Trade Default, the Administrative Agent may, by notice in writing to the Borrowers and the Lenders, in addition to whatever rights the Administrative Agent may have at law or in equity, including injunctive relief and specific performance, immediately resign as Administrative Agent (notwithstanding any provision in Section 8.04, or otherwise in this Agreement, but subject to the provisions set forth in this Section 10.18(c)), without the Administrative Agent incurring any penalty or fee of any kind whatsoever in connection therewith. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Borrower AML and International Trade Default. On or after the receipt by any Borrower and any Lender of a written notice of resignation from the Administrative Agent pursuant to this Section 10.18(c), (i) all payments, communications, determinations and other obligations provided to be made by, to or through the Administrative Agent shall instead be made by, to or through each Lender until such time as a successor to the Administrative Agent has been appointed as provided by this Agreement and (ii) the Administrative Agent’s obligations under this Agreement shall terminate.

(d) AML and International Trade Covenants. The obligations of the Administrative Agent to effect any transaction contemplated hereby shall be subject to (i) the Borrowers’ compliance with all Applicable Laws, including Anti-Terrorism Laws and Sanctions and Anti-Corruption Laws, (ii) the continued truthfulness and completeness of the Borrowers’ representations found in Section 4.01(u) and (iii) each Lender’s compliance with Anti-Terrorism Laws and Sanctions and Anti-Corruption Laws.

(e) AML and International Trade Defaults. Upon discovery by a Borrower of the Borrower AML and International Trade Default (but, in each case, regardless of whether any notice has been given as provided in this Agreement or any cure period provided herein has expired), such Borrower, as applicable, shall give prompt written notice thereof to the Administrative Agent.

Section 10.19 Post-Closing Performance Conditions. The parties hereto agree to cooperate with reasonable requests made by any other party hereto after signing this Agreement to the extent reasonably necessary for such party to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, Anti-Money Laundering Laws, and Anti-Terrorism Laws and Sanctions).

Section 10.20 Bail In. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers by an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.21 Borrower Representative; Co-Borrowers.

(a) Each Borrower hereby irrevocably designates and appoints the Borrower Representative as its representative and attorney-in-fact to act on its behalf under this Agreement and the other Transaction Documents, with full power and authority to (i) execute and deliver each Transaction Document on behalf of such Borrower, (ii) request Advances hereunder, (iii) deliver and receive all notices, consents, certificates, Reporting Packages, requests and other communications under this Agreement and each other Transaction Document, (iv) receive and disburse any amounts paid or advanced under this Agreement or any other Transaction Document for the benefit of such Borrower, (v) take all other actions on behalf of any Borrower from time to time as the Borrower Representative deems appropriate in its reasonable discretion, and (vi) bind each Borrower in connection with the foregoing. Each Lender, the Administrative Agent and the Facility Servicer shall be entitled to rely upon any action taken or notice, consent, certificate, request or other communication given or made by the Borrower Representative on behalf of any Borrower, and no Lender, Administrative Agent or Facility Servicer shall be required to look behind such action or communication to determine whether the applicable Borrower has in fact given its consent thereto. The Borrower Representative shall have the right to resign upon thirty (30) days’ prior written notice to the Administrative Agent, and a successor Borrower Representative shall be appointed by the Majority Lenders with the consent of the Borrowers (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Each Borrower agrees that it shall be jointly and severally liable for the payment and performance of all Obligations under this Agreement and each other Transaction Document regardless of which Borrower receives or is deemed to receive the proceeds of any Advance. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a Notice of Borrowing) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Advances made to any other Borrower hereunder, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Borrower under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder. The Administrative Agent, the Facility Servicer and the Lenders may, at any time and from time to time, proceed directly and at once against any Borrower to collect and recover the full amount, or any portion of, the Obligations, without first proceeding against any other Borrower or exhausting any other remedy.

ARTICLE XI
GUARANTY

Section 11.01 The Guaranty.

(a) Each of the Guarantors hereby jointly and severally guarantees to each Lender, the Administrative Agent and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of all Obligations in full when due (whether at stated maturity, by acceleration, or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, by acceleration, or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, by acceleration, or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Transaction Documents or other documents relating to the Obligations the obligations of each Guarantor under this Agreement and the other Transaction Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Bankruptcy Laws or any comparable provisions of any applicable state law.

Section 11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Transaction Documents or other documents relating to the Obligations, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article XI until such time as the Obligations (other than contingent indemnification obligations) have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one (1) or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Documents, other documents relating to the Obligations or any other agreement or instrument referred to in the Transaction Documents, or such other documents relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Transaction Documents, any other document relating to the Obligations or any other agreement or instrument referred to in the Transaction Documents, or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged, in whole or in part, or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Transaction Documents, any other document relating to the Obligations or any other agreement or instrument referred to in the Transaction Documents, or such other documents relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if, and to the extent that, for any reason any payment by, or on behalf of, any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable out-of-pocket costs and expenses (including, without limitation, the fees, charges and disbursements of counsel as limited by Section 10.07) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 11.04 Certain Additional Waivers.Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 11.02 and through the exercise of rights of contribution pursuant to Section 11.06.

Section 11.05 Remedies. The Guarantors agree that, to the fullest extent permitted by Applicable Law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 6.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 6.01) for purposes of Section 11.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Security Agreement and the other documents referenced therein, and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 11.06 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Transaction Documents and no

Guarantor shall exercise such rights of contribution until all Obligations (other than contingent indemnification obligations) have been paid in full and the Commitments have terminated.

Section 11.07 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article XI is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[Signature Pages Intentionally Omitted]

[**] = Certain information contained in this document, marked by “[**]” has been excluded because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Schedule I
Commitments

Closing Date and First Amendment Effective Date Commitments

Lender	Closing Date Commitments	First Amendment Effective Date Commitments	Total Commitments
[**]	$60,000,000	$0	$60,000,000
[**]	$40,000,000	$0	$40,000,000
[**]	$30,000,000	$0	$30,000,000
[**]	$0	$45,000,000	$45,000,000
[**]	$0	$10,000,000	$10,000,000
Total:	$130,000,000.00	$55,000,000.00	$185,000,000.00

Schedule II
Conditions Precedent Documents

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Initial Lenders prior to the effectiveness of the Agreement:

(a) a copy of this Agreement, the Security Agreement, any Note, the Account Control Agreements, the Fee Letters, and any other Transaction Documents duly executed by each of the parties hereto and thereto, as applicable;

(b) a certificate of an officer of each of the Loan Parties, dated the date of the Agreement, certifying (i) the names and true signatures of the incumbent officers of the Loan Parties authorized to sign on behalf of the Loan Parties each of the Transaction Documents to which it is a party (on which certificate the Administrative Agent and the Lenders may conclusively rely until such time as the Administrative Agent has received from any of the Loan Parties a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the Constituent Documents of the Loan Parties, as applicable, is a complete and correct copy and that such Constituent Documents have not been amended, modified or supplemented and are in full force and effect and (iii) the authorization document of the managing member or board of trustees, as applicable, approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) a good standing certificate, dated as of a recent date for each of the Loan Parties issued by the Secretary of State of the State of Delaware and New York, as applicable;

(d) financing statements describing the Collateral and (i) naming the Loan Parties as debtor and the Administrative Agent, on behalf of the Secured Parties, as secured party and (ii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Administrative Agent’s, on behalf of the Secured Parties, interests in the Collateral;

(e) with respect to any certificated Pledged Equity (as defined in the Security Agreement), delivery of stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent;

(f) copies of tax, judgment and lien searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Loan Parties (under its present name and any previous name) as debtor(s) and which are filed in the State of Delaware, together with copies of such financing statements (none of which shall cover the Collateral);

(g) one or more favorable opinions of counsel to the Loan Parties, reasonably acceptable to the Majority Lenders and the Administrative Agent and addressed to the Administrative Agent, and the Lenders;

(h) a Reporting Package as of the Closing Date;

(i) evidence of the payment in full of all obligations of the Borrower incurred pursuant to the Oak Tree Facility, the termination of all Liens and other security interests securing the Oak Tree Facility, and the submission for filing of all UCC-3 termination statements and other lien terminating instruments as the Lenders may reasonably request;

(j) [reserved];

(k) a copy of all employment agreements or other contracts between ACRES Holdings, as employer, and a head executive, as an employee or consultant, respectively.

(l) a copy of the Contribution Agreement, executed in connection with the creation of ACRES Holdings, LLC and the transfer of Equity Interests to ACRES Holdings, LLC;

(m) evidence of insurance coverage required by Section 5.01(n), with such endorsements as to the additional insureds or lender’s loss payees thereunder as the Administrative Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Administrative Agent and each such additional insured or lender’s loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Administrative Agent may request;

(n) [reserved];

(o) evidence in form and substance satisfactory to the Administrative Agent that the UCC-1 financing statement listing ACRES Parent as debtor and the NIPA Noteholder as secured party has been amended to list ACRES Capital as debtor and the NIPA Noteholder as the secured party; and

(p) such other documents as the Administrative Agent or any Lender may reasonably request.

Schedule III
Notice Information

If to any Loan Party:

Mark Fogel

c/o ACRES Capital, LLC

390 RXR Plaza

Uniondale, NY 11556

Email: mf@acresap.com

and

Jaclyn Jesberger

c/o ACRES Capital, LLC

390 RXR Plaza

Uniondale, NY 11556

Email: jjesberger@acrescap.com

With a copy (which shall not constitute notice) to:

Murland Dainoff LLC

c/o Brian L. Murland

555 E. Lancaster Avenue, Suite 501

Radnor, PA 19087

Email: bmurland@murlanddainoff.com

If to the Initial Lender:

[**]
c/o [**]
Attention: [**]
[**]
Email: [**]

With a copy to:

[**]
[**]
Email: [**]
Attn: [**]

If to any other Lender:

[**]

c/o [**]
Attention: [**]
[**]
Email: [**]

With a copy to:

[**]
[**]
Email: [**]
Attn: [**]

and

[**]

c/o [**]
Attention: [**]
[**]
Email: [**]

With a copy to:

[**]
[**]
Email: [**]
Attn: [**]

If to the Administrative Agent:

[**]
Attention: [**]
[**]
Email: [**]

With a copy to:

[**]
[**]
Email: [**]
Attn: [**]

If to the Facility Servicer:

[**]
Attention: [**]
[**]
Email: [**]

With a copy to:

[**]
[**]
Email: [**]
Attn: [**]

If to any Lender other than the Initial Lender:

As set forth in the Assignment and Assumption Agreement for such Lender

Schedule IV

Loan Party Accounts

	Account Holder	Account Number	Account Bank	Control Agreement Type:	Purpose:
1.	ACRES Holdings, LLC	7057548625	Capital One, National Association	Springing	Gross Revenue Account
2.	ACRES Capital, LLC	7528417706	Capital One, National Association	Springing	Gross Revenue Account
3.	ACRES Capital, LLC	3027091102	Capital One, National Association	Excluded	Origination Deposits
4.	ACRES Capital, LLC	7528519150	Capital One, National Association	Excluded	Origination Deposits
5.	Appleton Hotel Holdings, LLC	4412677639	TD Bank, N.A.	Springing	Operating Account

Schedule V

Subsidiaries

Loan Party	Subsidiary Name	Jurisdiction	# of Shares of Equity Interests Authorized	# of Shares of Equity Interests Outstanding	% of Shares Owned by Loan Party
ACRES Capital, LLC	ACRES Capital Servicing LLC	New York	n/a	n/a	100%
ACRES Capital, LLC	ACRES Origination SPV LLC	Delaware	n/a	n/a	100%
ACRES Capital, LLC	ACRES Loan Origination, LLC	Delaware	n/a	n/a	100%
ACRES Capital, LLC	ACRES SPV LLC	Delaware	n/a	n/a	100%
ACRES Capital, LLC	ACRES Collateral Manager, LLC	Delaware	n/a	n/a	100%
ACRES Holdings Sub LLC	ACRES Holdings, LLC	Delaware	n/a	n/a	100% - Class B
ACRES Holdings, LLC	None	--	--	--	--
209 West Jackson Holdings, LLC	None	--	--	--	--
Kimbrough BADA, LLC	None	--	--	--	--
Exantas Phili Holdings, LLC	None	--	--	--	--
Appleton Hotel Holdings, LLC	None	--	--	--	--
Appleton Hotel Leasing, LLC	None	--	--	--	--

Schedule VI

Mortgaged Property Diligence Deliverables

(i). A Title Policy (or an agreed-upon endorsement to an existing Title Policy) for such Property insuring the applicable Security Deed;

(ii). Copies of all documents of record reflected in Schedule A and Schedule B of the Title Policy;

(iii). The most recent survey of such Mortgaged Property in the possession or control of such applicable REO Subsidiary;

(iv). The most recent Third-Party Reports related to such Mortgaged Property in the possession or control of such applicable REO Subsidiary;

(v). Copies of (a) all property management agreements relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, (b) a current rent roll with respect to such Mortgaged Property, and (c) any other franchises, leases or material operating agreements with respect to such Mortgaged Property;

(vi). Copies of any applicable ground leases, estoppels from ground lessors, and any required consents from ground lessors, for each Mortgaged Property;

(vii). With respect to any Mortgaged Property that is subject to a franchise agreement, a comfort letter from the franchisor in favor of Administrative Agent in form and substance reasonably acceptable to Administrative Agent;

(viii). Copies of all policies of insurance required by Section 5.01(n). including, without limitation, such evidence of flood insurance coverage (including contents coverage, as applicable) as the Administrative Agent shall reasonably require; and

(ix). such other documents as the Administrative Agent may reasonably request.